UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934 (Amendment No.     )
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Schweitzer-Mauduit International, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 17, 2017
TO OUR STOCKHOLDERS:
On behalf of the Board of Directors and management of Schweitzer-Mauduit International, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 20, 2017 at 11:00 a.m. Eastern Time at the Company’s corporate headquarters located at 100 North Point Center East, Suite 600, Alpharetta, Georgia.
Details about the Annual Meeting, nominees for election to the Board of Directors and other matters to be acted on at the Annual Meeting are presented in the Notice of Annual Meeting and Proxy Statement that follow.
It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. If you wish to vote in accordance with the Board’s recommendations, all you need to do is sign and date the card. You may also vote over the Internet by following the instructions on the enclosed proxy card.
Please complete and return the proxy card in the enclosed envelope or vote over the Internet whether or not you plan to attend the Annual Meeting. If you do attend and wish to vote in person, you may do so by revoking your proxy at that time.
If you plan to attend the Annual Meeting, please check the card in the space provided. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the Annual Meeting, please ask the broker, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the Annual Meeting.
Thank you for your support.
Sincerely,
Frédéric Villoutreix
Chairman of the Board and
Chief Executive Officer

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 17, 2017
The Annual Meeting of Stockholders of Schweitzer-Mauduit International, Inc. will be held at the Company’s corporate headquarters located at 100 North Point Center East, Suite 600, Alpharetta, Georgia, on Thursday, April 20, 2017 at 11:00 a.m. Eastern Time for the following purposes:

1.	To elect the three nominees for director named in the attached proxy statement for terms expiring at the 2020 Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017;

3.	To hold a non-binding advisory vote to approve executive compensation;

4.	To hold a non-binding advisory vote to approve the frequency of the advisory vote regarding executive compensation; and

5.	To transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.
We currently are not aware of any other business to be brought before the Annual Meeting.
You may vote all shares that you owned as of February 23, 2017, which is the record date for the Annual Meeting. A majority of the outstanding shares of our Common Stock must be represented either in person or by proxy to constitute a quorum for the conduct of business. Your vote is important. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope. No postage is required if mailed in the United States. You may also vote over the Internet by following the instructions on the enclosed proxy card.
Sincerely,
Ricardo Nuñez
Interim General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 20, 2017. Our Proxy Statement and the Schweitzer-Mauduit International, Inc. 2016 Annual Report on Form 10-K are available online at our Investor Relations website at http://www.swmintl.com/.

3

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246
PROXY STATEMENT
INTRODUCTION
This Proxy Statement and the accompanying proxy card are being furnished to the stockholders of Schweitzer-Mauduit International, Inc., a Delaware corporation, referred to as either the “Company” or “SWM,” in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Company intends to mail this Proxy Statement and proxy card, together with the 2016 Annual Report to Stockholders, on or about March 17, 2017.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
When and Where is the Annual Meeting?
The Annual Meeting will be held on April 20, 2017, at 11:00 a.m. Eastern Time, at our principal executive office located at 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022.
What is the Purpose of the Annual Meeting?
At the Annual Meeting, stockholders will act upon the matters listed in the attached Notice of Annual Meeting of Stockholders, including (i) to elect three directors for terms expiring in 2020; (ii)  to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017; (iii) to hold a non-binding advisory vote to approve executive compensation; (iv) to hold a non-binding advisory vote to approve the frequency of the advisory vote regarding executive compensation; and (v) to consider and act upon the stockholder proposal described in this Proxy Statement if properly presented at the Annual Meeting.
We currently are not aware of any business to be acted upon at the Annual Meeting other than that described in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.
Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies to obtain a quorum. Any adjournment may be made from time to time by the chairman of the Annual Meeting.
Who May Attend the Annual Meeting?
All stockholders of record at the close of business on February 23, 2017, the record date for the Annual Meeting, or their duly appointed proxies may attend the Annual Meeting. Although we encourage you to complete and return the attached proxy card by mail or vote over the Internet to ensure your vote is counted, you may also attend the Annual Meeting and vote your shares in person.
What Constitutes a Quorum for Purposes of the Annual Meeting?
A quorum for the Annual Meeting will be a majority of the issued and outstanding shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), present in person or represented by proxy. Abstentions and “broker non‑votes” are counted as present and entitled to vote for purposes of determining a quorum.

Who is Entitled to Vote at the Annual Meeting?
Each stockholder of record at the close of business on February 23, 2017, the record date for the Annual Meeting, will be entitled to one vote for each share registered in such stockholder’s name. As of February 23, 2017, there were 30,594,547 shares of Common Stock outstanding.
Participants in the Company’s Retirement Savings Plan (the “Plan”) may vote the number of shares they hold in that plan. The number of shares shown on a participant’s proxy card includes the stock units the participant holds in the Plan and serves as a voting instruction to the trustee of the Plan for the account in the participant’s name. Information as to the voting instructions given by individuals who are participants in the Plan will not be disclosed to the Company.
How May I Vote My Shares?
You can vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. Proxy cards received at the Company’s principal executive office prior to the Annual Meeting will be voted as instructed. You may also vote over the Internet by following the instructions on the enclosed proxy card or vote in person at the Annual Meeting.
If your shares are held in “street name” (i.e., if they are held through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically by using the Internet or by telephone. If your shares are held in “street name” and you wish to vote in person, you must obtain a legal proxy from the record holder (the broker, bank or other nominee) giving you the right to vote the shares at the Annual Meeting.
If your vote is received before the Annual Meeting, the named proxies will vote your shares as you direct.
How Does the Board Recommend that I Vote?
The Board unanimously recommends that you vote:

•	FOR the three nominees for election to the Board named in Proposal One – Election of Directors;

•	FOR Proposal Two – Ratification of the Selection of the Independent Registered Public Accounting Firm;

•	FOR Proposal Three – Non-Binding Advisory Vote to Approve Executive Compensation; and

•	FOR a frequency of every THREE YEARS on Proposal Four – Non-Binding Advisory Vote to Approve the Frequency of the Advisory Vote on Executive Compensation.
What Vote is Required to Approve Each Proposal?
Proposal One – Election of Directors. Directors will be elected by a plurality vote of shares of SWM’s Common Stock as of the record date present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the individuals who receive the greatest number of votes cast “FOR” will be elected as directors, up to the maximum number of directors to be chosen at the meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.
Proposal Two – Ratification of the Selection of the Independent Registered Public Accounting Firm. The vote will be decided by the affirmative vote of a majority of shares of the Common Stock as of the record date present in person or represented by proxy and entitled to vote on the subject matter.
Proposal Three – Non-Binding Advisory Vote to Approve Executive Compensation. The vote will be decided by the affirmative vote of a majority of shares of the Common Stock as of the record date present in person or represented by proxy and entitled to vote on the subject matter. This is an advisory vote and is not binding on the Board of

Directors. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future decisions regarding executive compensation.
Proposal Four – Non-Binding Advisory Vote To Approve the Frequency of the Advisory Vote on Executive Compensation. The vote shall be decided by the affirmative vote of a plurality of shares of the Common Stock as of the record date present in person or represented by proxy and entitled to vote on the subject matter. A “plurality” for Proposal Four means the choice of frequency that receives the greatest number of votes cast will be considered the preference of our stockholders. This is an advisory vote and is not binding on the Board of Directors. However, our Compensation Committee and Board of Directors expect to take into account the outcome of the vote when considering the frequency of future non-binding advisory votes to approve executive compensation.
What Happens if I Do Not Vote My Shares?
We encourage you to vote. Voting is an important stockholder right and helps to establish a quorum for the conduct of business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. In tabulating the voting result for any particular proposal, abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” the proposals. Accordingly, abstentions will have no effect on Proposal One, since only votes “FOR” a director nominee will be considered in determining the outcome and, similarly, will have no effect on Proposal Four regarding the non-binding advisory vote to approve the frequency of the advisory vote on executive compensation. Because they are considered to be present and entitled to vote for purposes of determining voting results, abstentions will have the effect of a vote “AGAINST” Proposals Two and Three.
Under the New York Stock Exchange (“NYSE”) rules, if your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal Two is a “routine” matter under NYSE rules and, as such, your broker is permitted to exercise discretionary voting authority to vote your shares “FOR” or “AGAINST” the proposal in the absence of your instruction. The other proposals are not considered “routine” matters. Accordingly, if you do not direct your broker how to vote on such proposals, your broker may not exercise discretionary voting authority and may not vote your shares. This is called a “broker non-vote,” and although your shares will be considered to be represented by proxy at the Annual Meeting and counted for quorum purposes as discussed above, they are not considered to be shares “entitled to vote” on those proposals and will not be counted as having been voted on the applicable proposals. Therefore, they will not have the effect of a vote for or against such proposals.
How Can I Revoke My Proxy or Change My Vote?
At any time before it is voted, any proxy may be revoked by the stockholder who granted it by (i) delivering to the Company’s General Counsel and Secretary another signed proxy card or a signed document revoking the earlier proxy or (ii) attending the Annual Meeting and voting in person. You may also change your previously-submitted vote by submitting a subsequent vote over the Internet. The last vote received prior to the Annual Meeting will be the one counted.
If your shares are held in “street name” (i.e., if they are held through a broker, bank or other nominee), you may submit new voting instructions by contacting your broker, bank or other nominee. At any time before your previously-submitted vote or previously-granted proxy is voted, you may change such vote or revoke such proxy in person at the Annual Meeting if you obtain a legal proxy from the record holder (the broker, bank or other nominee) giving you the right to vote the shares.
Who Pays For the Proxy Solicitation?
The Company will pay the entire cost of the proxy solicitation. The Company will reimburse brokers, fiduciaries and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees of the Company will not receive any additional compensation in connection with such solicitation.

Who Will Count the Vote?
American Stock Transfer & Trust Company has been engaged to tabulate stockholder votes and act as our independent inspector of election for the Annual Meeting.

STOCK OWNERSHIP
Significant Beneficial Owners
The following table shows the persons known to the Company as of March 2, 2017 to be the beneficial owners of more than 5% of the outstanding shares of the Company’s Common Stock. In furnishing the information below, the Company has relied solely on information filed with the Securities and Exchange Commission (the “SEC”) by the beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class*	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power

BlackRock Inc.(1)
55 East 52nd Street	3,494,429	11.4%	3,427,326	0	3,494,429	0
New York, NY 10022

The Vanguard Group, Inc.(2)
100 Vanguard Blvd.	2,721,860	8.91%	40,946	4,260	2,678,273	43,587
Malvern, PA 19355

LSV Asset Management (3)	1,592,749	5.22%	944,576	0	1,592,749	0
155 N. Wacker Drive Suite 4600
Chicago, IL 60606

* The percentages contained in this column are based solely on information provided in Schedules 13G (or amendments thereto) filed with the SEC by each of the beneficial owners listed above regarding their respective holdings of the Company’s Common Stock as of December 31, 2016.
_______________

(1)	Based solely on information contained in a Schedule 13G filed on January 17, 2017 by BlackRock Inc. to report its beneficial ownership of Common Stock.

(2)	Based solely on information contained in a Schedule 13G/A filed on February 13, 2017 by The Vanguard Group, Inc. (“Vanguard”) to report its beneficial ownership of Common Stock.

(3)	Based solely on information contained in a Schedule 13G filed on February 6, 2017 by LSV Asset Management to report its beneficial ownership of Common Stock.

Directors and Executive Officers
To assure that the interests of directors and executive officers are aligned with the Company’s stockholders, the Company requires both directors and key executive officers (including all of the Company’s Named Executive Officers, as described in the section entitled “Executive Compensation - Compensation Discussion & Analysis”) to own minimum amounts of Common Stock within five years of becoming subject to the policy. Either directly or through deferred compensation accounts, each director must hold equity, or equity equivalents, in an amount at least equal in value to five times the value of the directors’ annual Board cash retainer. Each Named Executive Officer must hold equity (vested or unvested) equal to a multiple (from two to five), depending on the position held, of his or her annual base salary. As of March 2, 2017, all directors and Named Executive Officers have met or, within the applicable period, are expected to meet, these stock ownership guidelines.
The following table sets forth information as of March 2, 2017 regarding the number of shares of Common Stock beneficially owned by all directors and nominees, by each Named Executive Officer and by all directors and executive officers as a group. In addition to shares of Common Stock they own beneficially, all directors have at some point deferred part of their compensation from the Company through a deferred compensation plan for non-employee directors, explained in more detail under “Director Compensation” below. Under such plan, each director holds the equivalent of stock units in a deferral account. Unless otherwise indicated in a footnote, each person listed below possesses sole voting and investment power with respect to the shares indicated as beneficially owned by that person.

The Company’s insider trading policy prohibits directors and key executives (including all Named Executive Officers) from directly or indirectly hedging or pledging any of the Company’s equity securities. The policy also generally prohibits all officers, directors and employees of the Company (and its subsidiaries, independent contractors or consultants) from, among other things, engaging in short sales or transactions in publicly traded options, puts, calls or other derivative securities based on the Company’s equity securities on an exchange or any other organized market. No shares listed in the table are pledged as security.
Director and Director and Executive Officer Beneficial Ownership Table

Name of Individual or Identity of	Amount and Nature of Beneficial Ownership	Number of Deferred Stock Units (1)	Percent of Class(2)

Allison Aden	25,048(3)	0	*

Claire L. Arnold	11,054	54,148	*

K.C. Caldabaugh	4,000	33,570	*

Robert Cardin	17,201(4)	0	*

Michel Fievez	73,720(5)	0	*

William A. Finn	19,320	4,542	*

Heinrich Fischer	5,714	0	*

Jeffrey J. Keenan	0	4,864	*

Daniel Lister	6,728(6)	0	*

Marco Levi	0	0	*

Greerson G. McMullen	0(7)	0	*

Donald Meltzer	652(8)	0	*

John D. Rogers	2,004	18,538	*

Frédéric P. Villoutreix	393,790(9)	0	1.28%

Anderson D. Warlick	5,218	21,067	*

All directors and executive officers as a group (15 persons)	564,449	0	1.84%
_______________

(1)	Represents the equivalent of stock units, including accumulated dividends, held in deferral accounts.

(2)
Percentages are calculated based on 30,695,598 shares of Common Stock issued and outstanding on March 2, 2017, excluding shares held by or for the account of SWM or its subsidiaries, plus shares deemed outstanding pursuant to Rule 13d-3(d)(1). An asterisk shows ownership of less than 1% of the shares of Common Stock outstanding.

(3)
Includes 2,119 shares of restricted stock that vested February 24, 2017 (749 of which were surrendered to fulfill tax obligations); 19,564 shares of restricted stock that will vest February 2018; 2,114 shares of restricted stock that will vest February 2019; and 2,000 shares of restricted stock that will vest December 2019.

(4)
Includes 433 shares of restricted stock that vested February 24, 2017 (168 of which were surrendered to fulfill tax obligations); 1,426 shares of restricted stock that vested February 25, 2017 (552 of which were surrendered to fulfill tax obligations); 3,994 shares of restricted stock that will vest in February 2018; 6,000 shares of restricted stock that will vest August 2018; 431 shares of restricted stock that will vest February 2019; and 5,000 shares of restricted stock that will vest January 2020.

(5)
Includes 1,446 shares of restricted stock that vested February 26, 2016 but continued to have one year restriction on transfer and 2,038 shares of restricted stock that vested February 25, 2017 but continue to have a two-year restriction on transfer. All vested shares include the power to vote such shares. Also includes 1,026 shares of restricted stock that vested February 24, 2017; 4,517 shares of restricted stock that vested February 25, 2017, for which the two-year restriction on transferability was waived; 9,449 shares of restricted stock that will vest February 2018; and 996 shares of restricted stock that will vest in February 2019.

(6)
Includes 524 shares of restricted stock that vested February 24, 2017 (199 of which were surrendered to fulfill tax obligations); 5,358 shares of restricted stock that will vest February 2018; and 1,045 shares of restricted stock that will vest February 2019.

(7)
Mr. McMullen is no longer an employee of the Company. As of March 2, 2017, Mr. McMullen held no shares. All of Mr. McMullen’s unvested restricted stock was forfeited upon his departure from the Company.

(8)
Mr. Meltzer is no longer an employee of the Company. As of March 2, 2017, Mr. Meltzer held 652 shares. Includes 1,064 shares of restricted stock that vested February 24, 2017 (412 of which were surrendered to fulfill tax obligations). 1,064 shares of Mr. Meltzer’s unvested restricted stock were forfeited upon his departure from the Company.

(9)
Includes 8,317 shares of restricted stock that vested February 24, 2017 (2,699 of which were surrendered to fulfill tax obligations); 36,553 shares of restricted stock that vested February 25, 2017 (12,707 of which were surrendered to fulfill tax obligations); 76,791 shares of restricted stock that will vest February 2018; and 8,300 shares that will vest February 2019.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports with the SEC regarding beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).
Based solely on a review of copies of such reports filed with the SEC and written representations from the Company’s directors and executives that no other reports were required, the Company believes that all of its directors, executive officers and greater than 10% stockholders complied with the reporting requirements of Section 16(a) applicable to them since January 1, 2016.

PROPOSAL ONE
ELECTION OF DIRECTORS
Number of Directors; Board Structure
SWM’s By-Laws provide that the number of directors on its Board shall be fixed by resolution of the Board from time to time and, until otherwise determined, shall not be less than six nor more than twelve. The Board presently has eight members. The Board is divided into three classes of directors of the same or nearly the same number. The table below shows the allocation of our directors, effective as of the date of the Annual Meeting, across these three classes:

Class I - Nominees for Election at 2017 Annual Meeting	Class II - Current Term Ending at 2018 Annual Meeting	Class III – Current Term Ending at 2019 Annual Meeting

Claire L. Arnold	William A. Finn	K.C. Caldabaugh

Jeffrey J. Keenan	John D. Rogers	Frédéric P. Villoutreix

Marco Levi		Anderson D. Warlick

Nominees for Director
Upon recommendation of the Nominating & Governance Committee, the Board has nominated Ms. Claire L. Arnold and Messrs. Jeffrey J. Keenan and Marco Levi for election to the Board as Class I directors to serve a three-year term ending at the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified. As previously disclosed, Mr. Fischer has informed the Board that he does not wish to stand for re-election due to competing time demands. Ms. Arnold and Mr. Keenan are current members of the Board. Mr. Levi, who is not currently a director, was first identified as a potential nominee by a current director and, upon recommendation by the Nominating & Governance Committee, has been nominated by the Board as a director nominee.
The Board has determined that Ms. Arnold and Messrs. Keenan and Levi are independent pursuant to the independence standards of the SEC, the NYSE and the Company. Each nominee for director has consented to serve if elected. Should the nominees become unable to serve, proxies may be voted for another person designated by the Board. Proxies can only be voted for the number of persons named as nominees in this Proxy Statement, which is three.
Board Recommendation
The Board of Directors unanimously recommends a vote FOR the election to the Board of each of the three nominees for director.
Background Information on Nominees and Continuing Directors
The names of the nominees and the directors continuing in office, their ages as of the date of the Annual Meeting, their principal occupations and directorships during the past five years and certain other biographical information are set forth on the following pages.

Nominees For Election to the Board of Directors

Name	Age	Director Since	Business Experience and Directorships

Claire L. Arnold	70	1995	Chief Executive Officer of Leapfrog Services, Inc., since 1998

			Director of Ruby Tuesday, Inc., 1994 – 2012

Jeffrey J. Keenan	59	2016	Senior Advisor of Roark Capital Group, since 2015

			President and Chief Compliance Officer of Roark Capital Group, 2006 – 2015

			President of The United Company, 2002 – 2005

			Chairman of IESI Corporation, 1996 – 2005

Marco Levi	57		Entrepreneur, since 2016

			President and Chief Executive Officer, Ahlstrom Corporation, 2014 – 2016

			Senior Vice President and Business President of Emulsion Polymers, Styron Corporation, 2010 – 2014

			Global Business Unit Director, Elastomers-Synthetic Rubber-Specialty Packaging-Plastic Additives, The Dow Chemical Company, 2006 – 2010

Members of Board of Directors Continuing in Office

Name	Age	Director Since	Business Experience and Directorships

K.C. Caldabaugh	70	1995	Principal of Heritage Capital Group, since 2001

William A. Finn	71	2008	Chairman of AstenJohnson Holding Ltd., since 2006

			Chairman and Chief Executive Officer of AstenJohnson, Inc., 1999 – 2006

John D. Rogers	55	2009	Founding Partner & Principal of Jade River Capital Management, LLC, 2007 – 2008

			President, Chief Executive Officer and Director of CFA Institute, 2009 ‑ 2014

			President and Chief Executive Officer, Invesco Institutional N.A., Senior Managing Director and Head of Worldwide Institutional Business, AMVESCAP Plc, 2003 – 2006

Frédéric P. Villoutreix	52	2007	Chief Executive Officer and Chairman of the Board of SWM, since 2009

			Chief Operating Officer of SWM, 2006 – 2008

			Vice President, Abrasives Europe and Coated Abrasives World, Compagnie de Saint-Gobain, 2004 – 2005

Anderson D. Warlick	59	2009	Vice Chairman and Chief Executive Officer of Parkdale, Inc. and its subsidiaries, since 2000

Director Qualifications for Service on the Company’s Board
The particular experience, qualifications, attributes and skills that led the Board to conclude that each of the nominees for director and directors continuing in office should sit on the Board is summarized below:
Claire L. Arnold
Ms. Arnold has served as a director of five NYSE-listed small capitalization companies, including service as the chair of nominating & governance, compensation and audit committees, as well as lead director. As a member of the Company’s Board she has also served in the capacity of Lead Non-Management Director and currently serves as Chair of its Compensation Committee. Ms. Arnold’s broad experience on other boards and board committees allows her to provide substantial value and insight into best governance practices on such critical topics as executive compensation and governance. Ms. Arnold also contributes significant business experience as a member of the Board. From a business perspective, Ms. Arnold was the chief executive officer of a large, private distribution company for fifteen years, building it from $30 million in sales when acquired in a leveraged buy-out to $1.2 billion in sales through organic growth and through a series of strategic acquisitions. The company distributed tobacco products, among other things, giving Ms. Arnold direct insight into dealing with SWM’s major customers. Since 1998, Ms. Arnold has been the chief executive officer of Leapfrog Services Inc., a managed services company and network integrator. Her experience with information technology management systems has been directly relevant to an area in which the Company has made substantial capital investments. Her experience and background as a chief executive officer and service on public company audit committees also qualifies her as a financial expert. Ms. Arnold’s direct experience running a large enterprise, as well as her role in identifying, negotiating and managing the integration of acquisitions, makes Ms. Arnold a valuable asset to the Board in exercising its oversight and input on strategic planning.
Jeffrey J. Keenan
Mr. Keenan has extensive experience serving on private company boards. He has been a member of 29 boards of directors and is currently a member of two private company boards. He is a senior advisor at Roark Capital Group, a private equity fund with over $5 billion of capital under management. Previously, he was the president, chief operating officer and chief compliance officer of Roark Capital Group. In addition to his diverse experience with a variety of capital management firms, Mr. Keenan is also the former president of The United Company, a diversified private holding company with operations in energy, real estate, and financial services. Mr. Keenan has broadly-based business skills that will add value to the Board’s management of the Company, including strategic planning, financial and U.S. and international tax expertise as well as deep experience in multiple industries. Mr. Keenan has been appointed to the Company’s Audit Committee, where he is one of the Committee’s financial experts and serves on the Nominating & Governance Committee. Mr. Keenan was appointed to the Board as a Class I director by the Nominating & Governance Committee as of February 25, 2016, and was first identified and recommended as a nominee for election to the Board of Directors by a member of the Nominating & Governance Committee.
Marco Levi
Mr. Levi has over thirty years of experience in the chemicals, plastics and specialty paper and composites industries. His record of successfully running global materials technology businesses brings a proven leadership to the Board. As the former president and chief executive officer of Ahlstrom Corporation, a global high performance fiber company, Mr. Levi understands the principles that create stockholder value and has successfully navigated many of the strategic challenges facing a publicly traded company. Prior to his service with Ahlstrom Corporation, Mr. Levi was the senior vice president and business president of Emulsion Polymers, Styron Corporation, a global chemical materials solutions provider. There, he led the Emulsion Polymers business through a successful initial public offering and was integral in overseeing core business functions including manufacturing, supply chain marketing, sales and research and development. If elected, the Board anticipates that Mr. Levi will serve as a member of the Nominating & Governance Committee.
K.C. Caldabaugh
Mr. Caldabaugh has served as the chief financial officer of publicly-traded companies outside the paper industry and as the chief executive officer of a private company in the paper industry, including turnaround and distressed company situations. Subsequently, he has served as a principal of The Heritage Group, an investment banking firm that provides strategic planning advice and acts as an advisor in multi-faceted mergers and acquisitions. Mr. Caldabaugh’s background provides the Board with extensive experience related to the Company’s mergers, acquisitions and other strategic transactions, restructuring programs, evaluation and implementation of growth opportunities and strategic planning, in addition to his experience with financial controls and reporting.
As a member of the Company’s Board, Mr. Caldabaugh is the Chair of the Nominating & Governance Committee and has served several terms as SWM’s Lead Non-Management Director. In addition, his experience as a chief financial officer provides experience directly relevant to his participation on the Company’s Audit Committee as one of the Committee’s financial experts.
William A. Finn
Mr. Finn has served on eight private company boards and is currently the chairman of two such boards and the vice chair of a third such board. He also has extensive experience with service on non-profit boards. He served as the chief executive officer of a paper machine clothing manufacturer with international production sites, including in China. His background as chief executive officer for 24 years of AstenJohnson, Inc., an international manufacturing enterprise and his board experience has given him deep familiarity with management, human resources, financial, sales and general administrative issues. His experience and perspective as an operator of a manufacturing enterprise and with operational and safety excellence initiatives implemented domestically and internationally is of particular relevance to the Board.
Mr. Finn also brings a wealth of experience relative to audit committee and compensation committee matters, having dealt with both throughout his career as chief executive officer of AstenJohnson and as a director on other company or non-profit boards. In these roles, he has dealt with chief financial officers, controllers, treasury, information technology, audit and cash management issues as well as the interaction with, and management of, independent outside auditors. He has also served on three compensation committees and a human resources committee. Presently, he is the chair of the audit committee for Seaman Corp. Mr. Finn has served in the capacity of SWM’s Lead Non-Management Director, on the Nominating & Governance Committee and serves on the Compensation Committee and on the Audit Committee as one of the Committee’s financial experts.
John D. Rogers
Mr. Rogers has extensive experience with large investment fund management firms, ranging from chief investment officer to president and chief executive officer. He served as president and chief executive officer of the CFA Institute, the world’s leading association of investment professionals, for five and a half years until June 2014. Mr. Rogers currently serves as a director and member of the audit, remuneration and nominations and governance committees of OM Asset Management plc., a global investment management firm. In addition, he has served for nine years on the boards of NYSE-listed firms and as a director of multiple non-profit organizations. His chief executive officer experience and extensive experience in the investment management industry, including as an equity and fixed income investor and analyst, has equipped him with a range of skills that relate directly to identifying and driving the elements that create value and maximize the effective utilization of capital. Mr. Rogers is a CFA charterholder. His perspective enhances the Board’s ability to relate to and represent the interests of the Company’s stockholders. Mr. Rogers is one of our Audit Committee’s financial experts, contributing these skills as Chair of the Audit Committee, and currently serves as the Company’s Lead Non-Management Director.

Frédéric P. Villoutreix
As current Chairman and Chief Executive Officer and former Chief Operating Officer, Mr. Villoutreix brings a unified vision and depth of understanding of the operational, financial, and strategic elements of the Company to the Board. He also serves as the primary liaison between management and the Board and fills the core leadership role for both groups. His experience, both within the Company and in the various management positions and international assignments he held with his previous manufacturing-based employer, enhanced his ability to perform these functions.
Anderson D. Warlick
As the vice chairman and chief executive officer of Parkdale, Inc., a privately held textile and consumer products company that utilizes domestic and foreign manufacturing sites to produce and compete world-wide in primarily commodity product lines, Mr. Warlick brings experience to the Board in operational excellence, operating in less developed countries and effective management and deployment of fixed assets situated in different positions along the cost curve of competitive facilities. These skills and experience are directly related to developing and guiding the implementation of solutions to the Company’s current and strategic challenges.
Mr. Warlick currently serves on the boards of three private corporations, one of which he serves as lead director, and is a member of their compensation and nominating & governance committees. He previously served as a director of an additional private company, including as the lead director and a member of the audit committee. The experience he acquired in these roles contributes to his service on the Company’s Compensation and Nominating & Governance Committees and previously as Lead Non-Management Director.
Nomination of Directors
Directors may be nominated by the Board or by stockholders in accordance with the By-Laws of the Company. The Nominating & Governance Committee, which is composed of three independent directors, identifies potential candidates and reviews all proposed nominees for the Board, including those proposed by stockholders. The Nominating & Governance Committee selects individuals as director nominees who have the highest personal and professional integrity and whose background and skills will enhance the Board’s ability to serve the long-term interests of the Company’s stockholders. The candidate review process includes an assessment of the person’s judgment, experience, financial expertise, independence, understanding of the Company’s business or other related industries, commitment and availability to prepare for and attend Board and Standing Committee meetings and such other factors as the Nominating & Governance Committee determines are relevant in light of the needs of the Board and the Company. In seeking director candidates, the Nominating & Governance Committee uses a director candidate qualification matrix that compares the skills, experience, and competencies of existing directors, directors that are expected to retire in the near or medium-term and the anticipated future strategic and operational strategies and development needs of the Company in order to identify skills, experience and/or competencies that may otherwise be absent from the Board’s future composition. It also uses its and the Board’s professional contact networks and/or director search firms to identify and recommend to the Board suitable director candidates.
The Nominating & Governance Committee selects qualified candidates consistent with criteria approved by the Board and presents them to the full Board, which decides whether to nominate the candidate for election to the Board. The Nominating & Governance Committee Charter authorizes the Nominating & Governance Committee to retain such outside experts, at the Company’s expense, as it deems necessary and appropriate to assist it in the execution of its duties. The Nominating & Governance Committee evaluates candidates recommended by stockholders in the same manner as it evaluates other candidates. A further discussion of the process for stockholder nominations and recommendations of director candidates is found under the caption “How Stockholders May Nominate or Recommend Director Candidates.”
Board Diversity
The Company does not have a formal policy concerning the diversity of its directors. In practice, the Nominating & Governance Committee, with input from the Board, considers a list of criteria it seeks to address when seeking director candidates and then seeks candidates that best meet those criteria without limitations imposed on the basis of race, gender or national origin. Diversity of experience and perspective is considered in reviewing the composition of the Board.

Board Succession Planning
The Board, through its Nominating & Governance Committee, regularly reviews the particular skill sets required by the Board based on the nature of the Company’s business, strategic plans and regulatory challenges as well as the current performance of the incumbent directors. The By-Laws of the Company provide that a director is not eligible for election or re-election after his or her 72nd birthday. Customarily, a director chooses not to stand for re-election to the Board if his or her 72nd birthday occurs in the year in which he or she would be subject to re-election, even if such birthday occurs after the annual meeting of the Company’s stockholders. This is an added institutionalized mechanism for periodic change in directors in order to provide fresh insight.
Last year, Mr. Caldabaugh was reclassified as a Class III director and was re-elected at the annual meeting of stockholders in 2016. The Board elected to do this, acting upon the recommendation of the Nominating & Governance Committee, in order to facilitate the smooth transition of directors as Messrs. Finn and Caldabaugh retire and avoid those two experienced directors, previously both Class II directors, leaving the Board at the same time. Consequently, under the Company’s historical practice, it is now expected that Mr. Finn would retire as of the Company’s annual meeting of stockholders in 2018, Mr. Caldabaugh would retire as of the Company’s annual meeting of stockholders in 2019, and Ms. Arnold would retire as of the Company’s annual meeting of stockholders in 2020.
As a further measure to ensure a smooth transition upon Mr. Finn’s retirement, the Board, upon the recommendation of the Nominating & Governance Committee, appointed Mr. Keenan to the Board as a Class I director effective as of February 25, 2016, approximately two years in advance of Mr. Finn’s expected retirement. The Nominating & Governance Committee expects to continue to seek director candidates to replace current directors as they retire and to recommend that they be appointed to the Board appropriately in advance of the effective retirement date of the applicable director.
How Stockholders May Nominate or Recommend Director Candidates
Any stockholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors by complying with the procedures set forth in the Company’s By-Laws, a copy of which may be obtained from the Company’s General Counsel and Secretary. The notice of intent to nominate a candidate for the Board must satisfy the requirements described in the By-Laws and be received by the Company not less than 90 calendar days nor more than 120 calendar days before the first anniversary date of the preceding year’s annual meeting. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.
Stockholders may recommend a director candidate for consideration by the Nominating & Governance Committee by notifying the Company’s General Counsel and Secretary in writing at Schweitzer-Mauduit International, Inc., 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022. The information that must be included in the notice and the procedures that must be followed (including the timeframe for submission) by a stockholder wishing to recommend a director candidate for the Nominating & Governance Committee’s consideration are the same as would be required under the By-Laws if the stockholder wished to nominate that candidate directly.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION & ANALYSIS
Executive Compensation Philosophy
The Company’s executive compensation philosophy centers on three tenets:

•	Pay for performance;

•	Alignment with stockholders; and

•	Total target compensation set within a range of market median value for like skills and responsibilities.
Implementation of Philosophy
The Compensation Committee of the Board (the “Committee”) is responsible for implementing the Company’s executive compensation philosophy and overseeing the Company’s executive compensation program. The Committee implements the Company’s executive compensation philosophy by:

•	Allocating a significant portion of total target compensation to incentive-based compensation opportunities;

•	Setting incentive plan objectives that the Committee believes directly or indirectly contribute to increased stockholder value;

•	Awarding a significant portion of total compensation opportunity in the form of equity;

•	Utilizing an annual competitive compensation study to guide decisions regarding total and individual compensation components and values; and

•	Requiring Named Executive Officers and other executives to acquire and hold a significant equity interest in the Company within five years after joining the Company.

Key Features of Our Executive Compensation

What We Do:
✓
Pay-for-performance. A significant portion of the Named Executive Officers’ compensation is delivered in the form of variable compensation that is connected to actual performance. For 2016, variable compensation comprised at least 77% of the targeted total compensation for the Chief Executive Officer and, on average, 55% of the targeted total compensation for our other Named Executive Officers.

✓
Linkage between performance measures and operating objectives. Performance measures for incentive compensation are linked to operating objectives designed to create long-term stockholder value and to hold executives accountable for their individual performance and the performance of the Company.

✓	Independent compensation consultant. The Compensation Committee retains its own compensation consultant to review the Company’s executive compensation program and practices.
✓
“Double trigger” in the event of a change-in-control. In the event of a change-in-control, equity awards granted under the 2015 LTIP will accelerate upon a “double trigger” – meaning that both a change in control and qualifying termination of employment must occur for automatic acceleration.

✓
Stock ownership guidelines. Our Chief Executive Officer is required to hold stock equal to a multiple of five times his base salary and each of our other Named Executive Officers is required to hold stock equal to a multiple of two to three times his or her base salary.

What We Don’t Do:
×
No change-in-control tax gross-ups. We do not provide change-in-control tax gross-ups to individuals promoted or hired after February 2012. Mr. Villoutreix is the only Named Executive Officer who remains eligible for excise tax gross-up payments under a legacy severance arrangement.

×	We do not re-price stock options or buy-back equity grants.
×	We do not allow directors and key executives (including all Named Executive Officers) to hedge or pledge their Company securities.

Named Executive Officers
For 2016, the Company’s Named Executive Officers were:

Name	Position

Frédéric P. Villoutreix	Chairman of the Board and Chief Executive Officer

Allison Aden	Executive Vice President, Finance and Chief Financial Officer

Michel Fievez	Executive Vice President, Engineered Papers

Daniel Lister(1)	Executive Vice President, Advanced Materials & Structures

Robert Cardin	Corporate Controller

Greerson G. McMullen(2)	Former Executive Vice President, Strategy & Licensing, General Counsel and Secretary

Donald Meltzer(3)	Former Executive Vice President, Advanced Materials & Structures
_______________
(1) Mr. Lister joined the Company in July 2016.
(2) Mr. McMullen resigned from the Company, effective October 23, 2016.
(3) Mr. Meltzer served as Executive Vice President, Advanced Materials & Structures through July 4, 2016 and as an employee of the Company in the position of Head of Strategy for Advanced Materials & Structures through December 31, 2016.

Pay for Performance
In 2016, key metrics were as follows:

$ in millions, except per share amounts	2014	2015	2016

Net Sales	$794.3	$764.1	$839.9

Operating Profit from continuing operations	$106.1	$103.0	$106.1

Net Income	$89.7	$89.7	$82.8

Net Income Per Share-Diluted	$2.93	$2.94	$2.70

Cash Provided by Operations	$165.9	$144.7	$129.7

Alignment with Stockholders
A significant percentage of our Named Executive Officers’ total target compensation was incentive-based, delivered in the form of annual cash incentive awards and performance-based restricted stock. For 2016, incentive compensation comprised at least 77% of the targeted total compensation for the Chief Executive Officer and, on average, 55% of the targeted total compensation for our other Named Executive Officers serving as executive officers at the time of the annual equity grants and who remained as executive officers of the Company as of December 31, 2016. The Committee believes that annual cash incentives and performance-based restricted stock reward achievement of key drivers of stockholder value, including earnings per share, EBITDA, gross margin, net sales and operating profit.
A significant portion of the Named Executive Officers’ compensation is also delivered in the form of equity, rather than cash, to further align the interests of our Named Executive Officers with the interests of our stockholders. For 2016, equity-based compensation comprised at least 55% of the targeted total compensation for the Chief Executive Officer and, on average, 30% of the targeted total compensation for our other Named Executive Officers serving as executive officers at the time of the annual equity grants and who remained as executive officers as of December 31, 2016.
Market-Based Competitive Compensation Levels
During 2016, the Committee continued its philosophy of setting compensation within a range of the market median for each position, which experience has shown is the level at which the Company has been able to recruit and retain the level of talent that the Committee deems to be in the best interests of the Company and its stockholders. Compensation paid to the executive team is based on competitive market data developed annually by an independent compensation consultant retained by the Committee. For the 2016 analysis, the Committee retained Willis Towers Watson to serve as its independent compensation consultant. Willis Towers Watson has no other ties to management or business with the Company that the Committee believes could impair its ability to perform services for the Committee.
The competitive compensation analysis prepared by Willis Towers Watson in October 2015 for evaluating 2016 compensation was intended to reflect the scope of an executive’s responsibilities, experience in the position, and competitive market conditions. The main basis used for comparison was published survey data. For the 2016 compensation review of compensation for U.S.-based Named Executive Officers, Willis Towers Watson compiled compensation data from the following compensation surveys: Towers Watson’s 2015 General Industry Executive Compensation Database; Towers Watson’s 2014 Survey Report on Top Management Compensation; and Mercer’s 2015 Executive Benchmark Database, while the 2016 compensation review for the Named Executive Officer based in Luxembourg was based on the Towers Watson’s 2014 Belgium Executive Compensation Database applying a 10% premium to approximate the Luxembourg market. The survey data is used for all Company executives as the primary tool for market comparisons as this source provides larger sample sizes and more direct matching between positions. All published survey data was aged to a common date of July 1, 2016 using an annual aging factor of 3.0% per year.

The October 2015 compensation analysis also relied on proxy statement data from a peer group of 16 companies to supplement the primary compensation survey sources used for benchmarking purposes with respect to the Chief Executive, Chief Financial Officer, General Counsel and Corporate Controller positions. The Committee believes that the Company’s peer group should reflect the industries in which the Company potentially competes for business, executive talent and capital.
In 2015, as part of its ongoing review of the Company’s executive compensation program, the Committee instructed Willis Towers Watson to re-evaluate the Company’s historical peer group. Based on this review, Willis Towers Watson recommended a revised peer group including the following 16 companies as peers of the Company in its review for purposes of evaluating 2016 executive compensation decisions: AEP Industries; Balchem Corporation; Calgon Carbon; Clearwater Paper Corporation; Deluxe Corporation; Innospec, Inc.; KapStone Paper and Packaging Corporation; Louisiana-Pacific Corporation; Minerals Technologies; Myers Industries; Neenah Paper, Inc.; OM Group Inc.; OMNOVA Solutions Inc.; PH Glatfelter Company; Platform Specialty Products Corporation; and Quaker Chemical Corporation. The 2016 peer group was modified from the peer group that was used to evaluate 2015 compensation decisions, with the (i) removal of Verso Paper Corp. due to its poor performance and lack of international revenues, RTI International Metals, Inc. due to its acquisition by Alcoa, and Zep Inc. due to its acquisition by New Mountain Capital and (ii) addition of AEP Industries, Balchem Corporation, Calgon Carbon, and Platform Specialty Products Corporation due to comparability in revenue size and industry. Included in the October 2015 compensation analysis was an overview of the peer group companies’ performance compared to that of the Company for fiscal years 2012 through 2014, based on these companies’ public filings. The median of the peer group’s 3-year average return on capital was 8%. In comparison, the Company’s 3-year average return on capital was 13%, falling within the 73% of the peer group.
In October 2016, as part of its ongoing review of the Company’s executive compensation program, the Committee instructed Willis Towers Watson to re-evaluate the Company’s historical peer group. Based on this review, Willis Towers Watson recommended a revised peer group to (i) remove OM Group due to its acquisition by Apollo Management and Platform Specialty Chemical given poor performance and (ii) add Innophos Holdings due to comparability in revenue size and industry.
The Committee uses the compensation analysis as a guide to determine whether executives’ compensation is competitive. The analysis evaluates the following components: base salary; annual incentive bonus (assuming attainment of the target objective level, as a percentage of base salary); target total cash compensation (base salary plus target level annual incentive); long-term incentive compensation (assuming attainment of the target objective level); and target total direct compensation, which is the sum of base salary plus annual incentive plus long-term incentive compensation at the target levels.
Willis Towers Watson considered 2016 target total direct compensation to be competitive if it fell with +/- 20% of the market median. All of the Named Executive Officers’ total target compensation fell within the competitive range other than Mr. Michel Fievez. The compensation of Michel Fievez, EVP, Engineered Papers, exceeds the + 20% variance due to the competitive recruitment of Mr. Fievez given his extensive knowledge and experience in the industry. In addition, Mr. Fievez’s serves as a member of the Company’s Executive Strategic Council and has responsibilities for our two joint ventures in China. Therefore, Mr. Fievez’s role within the Company has more responsibilities and retention risk than the benchmarked positions and the Committee, in consultation with Willis Towers Watson, determined that the adjustment from the market median remained appropriate to reflect these differences in responsibilities.

Executive Compensation Plans, Form of Payment and Approval Process
The 2016 executive compensation program applicable to the Named Executive Officers consisted of the following principal elements:

Compensation Element	Method for Establishing its Value	Form of Payment	Who Establishes Objectives and Participation

Base Salary	Competitive Compensation Analysis; subjective evaluation of performance applied to adjust +/− 10% from 50th percentile of the market reference point.	Cash
Annually, Chief Executive Officer recommends and the Committee approves for all Named Executive Officers other than Chief Executive Officer. Chief Executive Officer’s base salary is approved annually by the Committee, with ratification by the independent members of the Board.

Annual Incentive	Competitive Compensation Analysis; annual incentive opportunity is based on a percentage of base salary; attainment is performance-based and measured over a year.	Cash
Chief Executive Officer recommends and the Committee approves: (i) Named Executive Officer participation in the annual incentive program; (ii) corporate and business unit objectives at beginning of cycle; and (iii) performance against corporate, business unit and individual objectives at year end. Committee approves, with ratification by the independent members of the Board, Chief Executive Officer participation in the annual incentive program, his objectives and his performance against corporate and individual objectives at year end.

Equity Awards	Competitive Compensation Analysis for performance share award and time-based share award opportunities based on a percentage of base salary; achievement is performance and service-based.
Equity in the form of restricted stock and performance shares.

Time-based restricted stock granted at the beginning of the year and generally vest in two tranches over a two-year period.

Performance shares settled in restricted stock at the end of performance period and generally vest one-year after performance certification.

Dividends and voting rights attach when granted.

Chief Executive Officer recommends target grant levels and performance objectives for each Named Executive Officer and the Committee approves (i) performance objectives and (ii) evaluation of performance against objectives. The Committee approves, with ratification by the independent members of the Board, Chief Executive Officer target grant levels and evaluation of performance against objectives.

Compensation Element	Method for Establishing its Value	Form of Payment	Who Establishes Objectives and Participation
Executive Severance Plan(1)
Provides a severance benefit equal to three times highest base salary and incentive compensation earned under the Company’s annual incentive program over prior three years and certain other benefits for a period of three years in case of a change of control and severance not to exceed 24 months salary and certain other benefits in the event of a qualifying termination prior to a change of control.
		Cash	Participation in the executive severance plans and the terms of the plans were approved by the Committee and the full Board, respectively.

Deferred Compensation Plan	In addition to a participant’s voluntary deferral of salary or bonus that has been earned, Company contributions may be made to participant accounts.	Cash	The Chief Executive Officer recommends and the Committee must approve any discretionary Company contributions to the Deferred Compensation Plan.
_______________

(1)
Change of control benefits are contingent upon providing continued services, as requested, through a change of control thereby increasing the ability of the Company to accomplish the change of control transaction with an intact management team, while recognizing a degree of security must be provided to retain officers who may be out of a position following the consummation of such change of control. Further information concerning the severance benefits are found in the “Potential Payments Upon Termination or Change of Control” section.

Base Salary
In November 2015, based on the compensation analysis performed by Willis Towers Watson as well as individual performance, the Committee approved the 2016 annual base salaries for the then-serving Named Executive Officers, as set forth in the table below. In connection with the commencement of his employment with the Company, the Committee established Daniel Lister’s initial base salary level after considering market practices, the compensation previously awarded by the Company to Mr. Lister’s predecessor and the compensation received from Mr. Lister’s former employer.

Name	Position	2016 Base Salary	2015 Base Salary

Frédéric P. Villoutreix	Chief Executive Officer	$827,502	$803,400

Allison Aden	EVP, Finance and CFO	$440,000	$440,000

Michel Fievez	EVP, Engineered Papers	$397,284(1)	$399,535(1)

Daniel Lister	EVP, Advanced Materials & Structures	$425,000	--

Robert Cardin	Controller	$258,223	$311,777(2)

Greerson G. McMullen	Former EVP Strategy & Licensing, General Counsel and Secretary	$498,623	$484,100

Donald Meltzer	Former EVP, Advanced Materials & Structures	$423,300	$415,000
_______________

(1)
Mr. Fievez’s compensation is paid in Euros and his 2015 base salary was converted at the December 31, 2015 exchange rate of 1.0867 Euros to the U.S. dollar and his 2016 base salary was converted at the December 31, 2016 exchange rate of 1.0568 Euros to the U.S. dollar.

(2)
Mr. Cardin served as interim CFO and Treasurer beginning on April 3, 2015 and ending on October 31, 2015 when Ms. Aden joined the Company. At the end of each quarter during this period, Mr. Cardin received a true-up payment equal to the difference between his base salary and the 2015 base salary for the former CFO. For the time prior to and following his service as interim CFO, Mr. Cardin’s annual base salary was $250,702. The reduction in base salary for Mr. Cardin, as compared to 2015, relates to the cessation of the true up payments following the appointment of Ms. Aden to the position of CFO.

2016 Annual Incentive Program
Each year, Named Executive Officers are provided with a cash-based award opportunity that may be earned if performance objectives are achieved over a fiscal year period. Annual incentive compensation is intended to reward the performance of executive officers based on the attainment of the Company’s objectives. The 2016 target annual incentive opportunities for the continuing Named Executive Officers remained at the same levels that were established for 2015 and ranged from 40% to 100% of a participant’s base salary, with maximum annual incentive opportunities for the Named Executive Officers in 2016 ranging from 80% to 200% of a participant’s base salary. In connection with his promotion to Executive Vice President, Strategy & Licensing, General Counsel and Secretary, Mr. McMullen’s 2016 target annual incentive opportunity was increased from 50% to 65% of his base salary, effective January 1, 2016. Mr. Lister’s target annual incentive opportunity was established when he joined the Company at 60% of his base salary after considering market practices, the compensation previously awarded by the Company to Mr. Lister’s predecessor and the compensation received from Mr. Lister’s former employer. Mr. Lister may earn a maximum annual incentive payment equal to 120% of his base salary, with any payout prorated to reflect his July 2016 start date.
Each year, objectives are established to measure corporate, business unit and individual performance, with the 2016 individual award component for Named Executive Officers not exceeding 30% of the total award opportunity. The Committee approved the corporate and business unit objectives, as applicable, for the Named Executive Officers. Objectives for the Named Executive Officers’ 2016 incentive award opportunities are set out below. These objectives were selected because they were deemed by the Committee to be the primary drivers for delivering increased stockholder value. The performance objectives were established after considering economic conditions affecting the legacy tobacco related business, expenses of integrating recently acquired film and filtration businesses, the Company’s prior year performance, as well as the Company’s internal long-term operating plan.
Annual incentive awards to Mr. Villoutreix and the Named Executive Officers in Shared Services (financial, legal, human resources and information technology) are based on achievement of corporate and individual objectives. The annual incentive award for Mr. Fievez is based on corporate, Engineered Papers business unit, and individual objectives and the annual incentive award for Messrs. Lister and Meltzer were based on corporate, Advanced Materials & Structures business unit, and individual objectives. All 2016 corporate and business unit objectives exclude the impact of impairment and restructuring charges and currency fluctuations.

	2016 Objectives
MEASUREMENT METRICS	Threshold	Target (100%)	Outstanding	Maximum

Corporate Metrics

100% Adjusted earnings per share(1)	$2.98	$3.17	$3.27	$3.36

Engineered Papers(2)

50% Net Sales (in millions)	$454.9	$479.1	$504.9	$526.9

50% Gross Margin (in millions)	$142.8	$150.9	$159.8	$167.8

Advanced Materials & Structures(3)

50% Net Sales (in millions)	$280.3	$297.9	$312.8	$327.7

50% Operating Profit (in millions)	$30.0	$34.8	$39.7	$44.9

Individual Maximum of 6 individual objective categories
_______________

(1)
Earnings per share is diluted earnings per share from continuing operations at the consolidated level, adjusted to reflect items included in the Company’s approved budget and to the extent not reflected in such budget, it excludes restructuring related expenses and charges, purchase price accounting adjustments, transaction expenses, acquisition integration costs related to mergers and acquisitions, the impact of future stock buybacks, and unusual and non-recurring items determined in accordance with U.S. generally accepted accounting principles and other miscellaneous adjustments.

(2)	Excludes certain specific budgeted items such as the outcome of specified litigation and Advanced Fibers & Materials results.

(3)	Includes DelStar, Argotec (only two months of results) and related corporate overhead, and excludes certain specific budgeted items such as the outcome of specified litigation.

The Committee weighted each component of the Named Executive Officers’ annual incentive opportunity to reflect their differing responsibilities and opportunities to affect business outcomes. For 2016, weighting between the corporate, Engineered Papers, Advanced Materials & Structures, and individual components for each of the Named Executive Officers’ total annual incentive award opportunity was as follows:

Name	Corporate	Business Unit	Individual	Business Unit

Frédéric P. Villoutreix	80%	—	20%	N/A

Allison Aden	70%	—	30%	Shared Services

Michel Fievez	35%	35%	30%	Engineered Papers

Daniel Lister	35%	35%	30%	Advanced Materials & Structures

Robert Cardin	70%	—	30%	Shared Services

Greerson G. McMullen	70%	—	30%	Shared Services

Donald Meltzer	35%	35%	30%	Advanced Materials & Structures

Actual performance achieved in 2016 against the Corporate adjusted earnings per share metric, stated as a percentage of the target objective, was 136.8%. Actual performance achieved in 2016 against the Engineered Papers business unit for the Net Sales metric was 112.0% and for the Gross Margin metric was 200%. Actual performance achieved in 2016 against the Advanced Materials & Structure business unit for the Net Sales metric was 0% and for the Operating Profit metric was 59.1%. The total earned payout for each of the Named Executive Officers is reflected in the column labeled “Non-Equity Incentive Plan Compensation” in the 2016 Summary Compensation Table.
2016 Annual Equity Awards
In February 2016, the Committee granted the Chief Executive Officer and the then serving Named Executive Officers long-term incentive award opportunities for the 2016 performance cycle under the Company’s 2015 Long-Term Incentive Plan (the “2015 LTIP”). The target opportunity for the 2016 performance cycle was equal to 240% of base salary for the Chief Executive Officer and ranged from 40% - 115% for our other Named Executive Officers. The target opportunities, as a percentage of base salary, remained the same as the levels established in 2015 except for Messrs. Villoutreix and Cardin. After reviewing the competitive positioning of the total direct compensation for Messrs. Villoutreix and Cardin as compared to the market data, the Committee increased Mr. Villoutreix’s target award from 200% of base salary to 240% of base salary and Mr. Cardin’s target award from 25% of base salary to 40% of base salary. Mr. Lister’s long-term incentive award opportunity was established when he joined the Company at 60% of base salary, with his 2016 long-term incentive awards prorated to reflect his July 2016 start date. Mr. Lister’s long-term incentive opportunity was determined after considering market practices, the compensation previously awarded by the Company to Mr. Lister’s predecessor and the compensation received from Mr. Lister’s former employer.

The 2015 LTIP provides opportunities to earn performance shares based on achievement of performance objectives. As with annual incentive compensation, objectives for 2016 were established based on the Company’s prior year performance and the Company’s internal operating plan. Additionally, to encourage retention, any performance shares earned during the performance cycle vest one year following Committee certification of the achievement of the performance objective, rather than immediately at the end of the performance cycle. As set forth in the table below, the vesting of 65% of the 2016 annual equity grants was based on the achievement of adjusted EBITDA.

2016

	Threshold	Target	Outstanding	Maximum	Actual

Adjusted	$163.2	$173.6	$178.8	$184.0	$180.1
EBITDA
($ millions)(1)
_______________

(1)
Adjusted EBITDA was calculated as earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of currency fluctuations, restructuring related expenses, purchase price accounting adjustments, acquisition and merger-related integration expenses and unusual and non-reoccurring items as determined in accordance with GAAP.

Based on the Company’s 2016 adjusted EBITDA performance, the Committee approved payout at 161.6% of target. As a result, in February 2017, the eligible Named Executive Officers were granted shares of restricted stock with respect to 65% of the 2016 annual equity awards, in the amounts set forth in the table below. In order to enhance the retentive component of the program, these shares will vest in February 2018, subject to the Named Executive Officer’s continued employment through the vesting date. In connection with their separations from the Company, Messrs. Meltzer and McMullen forfeited the February 2016 performance share awards.

Name	Number of Shares of Restricted Stock

Frédéric P. Villoutreix	60,174

Allison Aden	15,331

Michel Fievez	7,427

Daniel Lister	3,789

Robert Cardin	3,130

In addition, pursuant to the service-based component of the 2016 award opportunity, in February 2016, the Named Executive Officers were granted shares of restricted stock with respect to 35% of the 2016 annual equity awards, as set forth in the table below. One half of the shares vested in February 2017, and subject to continued employment with the Company, the remaining half will vest in February 2018.

Name	Number of Shares of Restricted Stock

Frédéric P. Villoutreix	16,634

Allison Aden	4,238

Michel Fievez	2,052

Daniel Lister	1,048

Robert Cardin	866

Greerson G. McMullen(1)	2,714(2)

Donald Meltzer(1)	2,128
_______________

(1)
In connection with Messrs. Meltzer’s and McMullen’s separations from the Company, Mr. Meltzer forfeited half of the shares reported in the table above. McMullen forfeited all of the shares reported in the table above.

(2)	In connection with his promotion to Executive Vice President, Strategy & Licensing, General Counsel and Secretary, Mr. McMullen’s 2016 award opportunity was increased by 15% in March 2016.
In addition, during 2015, the Committee approved grants of 5,000 shares of time-based restricted stock to Messrs. McMullen and Cardin to recognize their performance during 2015 and for retentive purposes. These grants were made in January 2016 and were subject to each executive’s continued service through the vesting date in January 2020. In connection with his separation, Mr. McMullen forfeited this grant. During 2016, the Committee approved an additional grant of 6,000 shares of time-based restricted stock to Mr. Cardin to recognize his performance and for retention purposes. This grant was made in March 2016 and is subject to his continued service through the vesting date in August 2018.
As previously reported, Mr. Fievez received a performance award of 4,517 shares of restricted stock under the French Sub-Plan of the Restricted Stock Plan in recognition of 2015 performance. The shares vested on February 25, 2017 but remained subject to transferability restrictions applicable to the French Sub-Plan until February 25, 2019. At the time of the award and for a majority of the performance period, Mr. Fievez was an employee in France. In October 2015, Mr. Fievez relocated from France to Luxembourg. The Company’s tax consultant recommended to the Company that the restrictions on transferability applicable to French awards be removed from Mr. Fievez’s 2015 performance award. Accordingly, in 2016, the Company modified Mr. Fievez’s 2015 performance award to waive the restriction on transferability, effective as of the February 25, 2017 vesting date.
Compensation for Mr. Lister
On July 5, 2016, Mr. Daniel Lister became Executive Vice President, Advanced Materials & Structures. The Committee approved Mr. Lister’s compensation package after considering the global scope of his role at the Company and competitive compensation data provided by Willis Towers Watson. Mr. Lister’s initial compensation package included an annual base salary of $425,000, an annual bonus targeted at 60% of base salary (pro-rated for his 2016 service), and a long-term incentive opportunity targeted at 60% of his base salary (pro-rated for his 2016 service).
Compensation for Mr. Meltzer
As noted above, Mr. Meltzer served as Executive Vice President, Advanced Materials & Structures through July 4, 2016 and as an employee of the Company in the position of Head of Strategy for Advanced Materials & Structures through December 31, 2016. During his service as Head of Strategy for Advanced Materials & Structures, Mr. Meltzer continued to receive his annual base salary and remained eligible to receive his 2016 annual incentive award in accordance with the terms of the 2016 annual incentive program. In addition, in connection with his separation, the Committee waived the service-based vesting requirement under one-half of Mr. Meltzer’s 2016 long-term incentive awards. Pursuant to the terms of the modified award, Mr. Meltzer vested in one-half of the 2016 service-based component of the 2016 long-term incentive awards in February 2017, on the original vesting date of the award.  Absent this modification, Mr. Meltzer would have forfeited the award upon his separation from the Company. Mr. Meltzer did not receive any additional compensation in connection with his departure from the Company.
“Say on Pay”: Advisory Votes on Executive Compensation
In 2014, in a non-binding advisory vote, the Board asked the Company’s stockholders to indicate whether they approved the Company’s executive compensation as disclosed in the 2014 proxy statement (“say on pay”). As part of its review of the Company’s executive compensation program in 2016, the Committee considered the stockholder’s strong approval of the Company’s 2014 executive compensation program as disclosed in the 2014 proxy statement, as indicated by approximately 92% of the votes cast being in favor of the Company’s “say on pay” vote at the Company’s 2014 Annual Meeting of Stockholders. Thus, the Committee determined that the Company’s executive compensation philosophy and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2014 “say on pay” vote.
Compensation Approval Process
Each year in the fall, the Chief Executive Officer meets with the Committee and Willis Towers Watson, the Committee’s independent consultant, to review the annual competitive compensation analysis. During the year, Willis Towers Watson also provides advice to the Committee regarding the composition of the compensation peer group and performs a competitive analysis of the Company’s compensation practices compared to the peer group. At the Committee Chair’s discretion, she may meet separately with the independent compensation consultant. Based on this meeting and any follow-up work identified at that time, an executive compensation proposal is prepared and provided to the full Committee in November for its review. At the November meeting, the Committee discusses the executive compensation program, evaluates whether the elements of compensation for officers and key employees are competitive, and approves the officers’ base salaries for the upcoming year. The Committee meets again in February to approve annual incentive targets, equity incentive plan targets, performance level objectives for the upcoming year, and the prior year’s performance and incentive compensation payouts, with ratification of the Chief Executive Officer’s base salary and incentive compensation by the independent members of the Board.
In 2016, the Committee reviewed the risks associated with the design of the executive compensation program and whether the program was reasonably likely to have a material adverse effect on the Company. The Committee concluded that the program design, metrics and objectives, taken as a whole and considered within the other financial control and approval processes in place at the Company, were not reasonably likely to have a material adverse effect on the Company.
At the Board’s meeting in February, the Committee generally provides a report on its anticipated actions on executive compensation for the upcoming year as well as its estimate of payouts under the incentive compensation award opportunities for the just-completed year. The Committee also periodically reports to the Board regarding any targeted equity grants made during the year outside the equity opportunity provided by the incentive compensation plan awards. The Board discusses the current and upcoming year compensation for the Chief Executive Officer in the non-management directors meeting. When audited financial results are available, or known, the Committee completes its evaluation of the performance attained against objectives and the Committee approves the final award payments.

COMPENSATION COMMITTEE REPORT
The Committee has reviewed and discussed the “Compensation Discussion & Analysis” with management.
Based on the review and discussions, the Committee recommended to the Board that the “Compensation Discussion & Analysis” be included in the Company’s 2017 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Claire L. Arnold (Chair)
William A. Finn
Anderson D. Warlick

2016 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, our other three most highly compensated executive officers who served in such capacities as of December 31, 2016 and two additional individuals whom would have been among the other three most highly compensated executive officers but for the fact that they were not serving as executive officers as of December 31, 2016.

Name and principal position (a)	Year (b)	Salary($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen-sation ($) (g)(2)	Change in Pension Value And Non-qualified Deferred Compen-sation Earnings ($) (h)	All Other Compen-sation ($) (i)	Total($) (j)

Frédéric P. Villoutreix	2016	827,502	—	1,501,758	—	1,082,725	—	226,941	3,638,926
Chairman and Chief Executive Officer(3)	2015	803,400	—	1,785,220	—	1,365,050	—	136,812	4,090,482
	2014	780,000	—	1,080,649	—	659,880	—	237,062	2,757,591

Allison Aden	2016	440,000	—	382,612	—	383,005	—	43,208	1,248,825
EVP, Finance and CFO(4)	2015	73,333	—	82,420	—	—	—	492	156,245

Michel Fievez	2016	397,284	—	185,335	—	329,371	10,029	470,198	1,392,217
EVP, Engineered Papers(5)	2015	372,294	39,954	251,968	—	389,678	6,201	157,826	1,217,921
	2014	405,628	—	191,524	—	136,003	9,114	93,876	836,145

Daniel Lister	2016	202,692	16,000	105,712	—	125,418	—	25,628	475,451
EVP, Advanced Materials & Structures(6)

Robert Cardin Corporate Controller(7)	2016	258,223	—	467,557	—	131,448	—	58,313	915,541
	2015	311,777	—	69,677	—	300,553	—	36,069	718,076

Greerson G. McMullen	2016	430,616	—	453,950	—	—	—	243,519	1,128,085
Former EVP, Strategy & Licensing, General Counsel and Secretary(8)	2015	484,100	—	268,958	—	513,047	—	73,996	1,340,101
	2014	470,000	—	162,792	—	303,056	—	73,333	1,009,181

Donald Meltzer	2016	423,300	—	229,644	—	227,313	—	24,940	905,197
Former EVP, Advanced Materials & Structures(9)	2015	180,897	104,580	—	—	30,613	—	4,532	320,622
_______________

(1)
The amounts reported in this column for 2016 represent (a) the performance share awards and restricted stock awards that were awarded as part of the 2016 annual equity grants and (b) the incremental fair value associated with the modification to the service-based component of Mr. Meltzer’s 2016 long-term incentive award (totaling $37,580), in each case, valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). As discussed above in the “Compensation Discussion & Analysis”, in 2016, the restrictions on transferability to Mr. Fievez’s 2015 performance share award were modified in connection with his relocation from France to Luxembourg. In addition, the 2016 amounts for Messrs. McMullen and Cardin include an award of 5,000 shares of time-based restricted stock granted under the Company’s 2015 LTIP in January 2016. For Mr. Cardin,

the 2016 amount also includes an award of 6,000 shares of time-based restricted stock granted under the Company’s 2015 LTIP in March 2016. The amounts otherwise included in this column for the performance share awards are calculated based on the probable satisfaction of the performance conditions for such awards at the time of grant. Assuming the highest level of performance would have been achieved for the performance shares, the maximum value of these awards at the grant date would be as follows: Mr. Villoutreix $2,477,882; Ms. Aden $631,305; Mr. Fievez $305,825; Mr. Lister $174,375; Mr. Cardin $128,865; Mr. McMullen $404,385 and Mr. Meltzer $316,885. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating the amounts reported for the applicable year.

(2)
The amounts reported in this column for 2016 represent annual incentive awards earned based on 2016 performance. Please see the “Compensation Discussion & Analysis” for further information regarding the 2016 annual incentive program.

(3)
The amount reported for 2016 in column (i) for Mr. Villoutreix consists of (a) $116,316 in Company contributions to the Company’s Deferred Compensation Plan, (b) $86,163 in dividends on unvested restricted stock awards, (c) $15,900 in 401(k) savings plan matching contributions and (d) $8,562 in Company-paid life and disability insurance premiums.

(4)
The amount reported for 2016 in column (i) for Ms. Aden consists of (a) $11,594 in Company contributions to the Company’s Deferred Compensation Plan, (b) $10,106 in dividends on unvested restricted stock awards, (c) $15,725 in 401(k) savings plan matching contributions and (d) $5,783 in Company-paid life and disability insurance premiums.

(5)
Mr. Fievez’s compensation was paid in Euros and has been converted at the December 31, 2016 exchange rate of 1.0568 Euros to the U.S. dollar for 2016, December 31, 2015 exchange rate of 1.0867 Euros to the U.S. dollar for 2015 compensation and December 31, 2014 exchange rate of 1.2136 Euros to the U.S. dollar for 2014 compensation. The amount reported for 2016 in column (i) for Mr. Fievez consists of (a) $74,229 in dividends on unvested restricted stock awards, (b) $6,436 in Company-paid life and disability insurance premiums, (c) $17,808 in Luxembourg holiday pay, (d) $12,291 representing the lease and insurance expense associated with a Company provided car, (e) $144,169 in relocation expense, (f) $34,240 and $18,748 representing housing and goods and services allowances, respectively, in connection with his relocation to Luxembourg, (h) $5,812 in tax preparation services and (i) $156,465 in tax equalization payments. The amounts included with respect to the relocation expenses and the housing and goods and services allowances were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or Mr. Fievez, as applicable. Effective 2016, the amount reported in the Change in Pension and Non-qualified Deferred Compensation Earnings represent the change in accumulated benefits under the Luxembourg Pension Plan and a French Pension Plan.

(6)
The amount reported for 2016 in column (i) for Mr. Lister consists of (a) $859 in dividends on unvested restricted stock awards, (b) $1,968 in Company-paid life and disability insurance premiums and (c) $22,801 in relocation expenses. The amounts included with respect to the relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or Mr. Lister, as applicable.

(7)
The amount reported for 2016 in column (i) for Mr. Cardin consists of (a) $17,388 in Company contributions to the Company’s Deferred Compensation Plan, (b) $19,133 in dividends on unvested restricted stock awards, (c) $5,892 in Company-paid life and disability insurance premiums and (d) $15,900 in 401(k) savings plan matching contributions.

(8)
Mr. McMullen resigned from the Company, effective October 23, 2016. The amount reported for 2016 in column (i) for Mr. McMullen consists of (a) $24,015 in dividends on unvested restricted stock awards, (b) $7,181 in Company-paid life and disability insurance premiums (c) $10,800 in 401(k) savings plan matching contributions and (d) $201,523 in relocation expenses related to Mr. McMullen’s relocation when he joined the Company in May 2013 ($100,000 of which was for the loss on the sale of Mr. McMullen’s house, $75,000 of which was for tax gross-ups and $26,523 of which was for closing costs). The amounts included with respect to the relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or Mr. McMullen, as applicable. Pursuant to the Company’s relocation expense reimbursement agreement with Mr. McMullen, had Mr. McMullen left the Company within eighteen months of the commencement of his employment, the Company’s obligation to reimburse Mr. McMullen would have expired, and Mr. McMullen would have had to reimburse the Company for any reimbursed expenses.

(9)
Mr. Meltzer served as Executive Vice President, Advanced Materials & Structures through July 4, 2016 and as an employee of the Company in the position of Head of Strategy for Advanced Materials & Structures through December 31, 2016. The amount reported for 2016 in column (i) for Mr. Meltzer consists of (a) $5,683 in Company-paid life and disability insurance premiums, (b) $15,810 in 401(k) savings plan matching contributions and (c) $3,447 in dividends on unvested restricted stock awards.

2016 GRANTS OF PLAN-BASED AWARDS
The following table summarizes awards made to our Named Executive Officers in 2016.

Name (a)	Grant Date (b)	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)(j)(3)	Grant Date Fair Value of Stock Awards ($)(k)(4)
			Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)

Frédéric P. Villoutreix	N/A	N/A	455,436	827,502	1,655,004	–	–	–	–	–
	2/24/16	2/24/16	–	–	–	7,723	30,890	78,414	–	976,124
	2/24/16	2/24/16	–	–	–	–	–	–	16,634	525,634

Allison Aden	N/A	N/A	177,100	308,000	616,000	–	–	–	–	–
	2/24/16	2/24/16	–	–	–	1,963	7,870	19,908	–	248,692
	2/24/16	2/24/16	–	–	–	–	–	–	4,238	133,920

Michel Fievez	N/A	N/A	120,377	238,370	476,741	–	–	–	–	–
	2/24/16	2/24/16	–	–	–	953	3,813	9,678	–	120,491
	2/24/16	2/24/16	–	–	–	–	–	–	2,052	64,844

Daniel Lister	N/A	N/A	64,388	127,500	255,000	–	–	–	–	–
	7/5/16	7/5/16	–	–	–	486	1,945	4,937	–	68,697
	7/5/16	7/5/16	–	–	–	–	–	–	1,048	37,015

Robert Cardin	N/A	N/A	59,391	103,289	206,578	–	–	–	–	–
	1/4/16	11/20/15	–	–	–	–	–	–	5,000	209,950
	2/24/16	2/24/16	–	–	–	405	1,607	4,078	–	50,781
	2/24/16	2/24/16	–	–	–	–	–	–	866	27,366
	3/14/16	3/14/16	–	–	–	–	–	–	6,000	179,460

Greerson G. McMullen(5)	N/A	N/A	182,997	318,255	636,510	–	–	–	–	–
	1/4/16	11/20/15	–	–	–	–	–	–	5,000	209,950
	2/24/16	2/24/16	–	–	–	1,260	5,041	12,797	–	159,296
	2/24/16	2/24/16	–	–	–	–	–	–	2,088	65,980
	3/14/16	3/14/16							626	18,724

Donald Meltzer(6)	N/A	N/A	128,260	253,980	507,960	–	–	–	–	–
	2/24/16	2/24/16	–	–	–	988	3,950	10,028	–	124,820
	2/24/16	2/24/16							2,128	67,244
	7/5/16	7/3/16	–	–	–	–	–	–	1,064(7)	37,580
_______________

(1)
These amounts consist of the threshold, target and maximum cash award levels under the 2016 annual incentive program. The amount actually earned by each Named Executive Officer is included in the Non-Equity Incentive Plan Compensation column in the 2016 Summary Compensation Table. Please see “Compensation Discussion & Analysis” for further information regarding the 2016 annual incentive awards.

(2)
These amounts represent the threshold, target and maximum performance shares that could have been earned during the 2016 performance cycle under the Company’s 2015 LTIP. These performance shares were earned based on the Company’s adjusted EBITDA performance and will vest one year after the date on which the Committee certifies the adjusted EBITDA achievement level, subject to the Named Executive Officer’s continued employment through such date.

(3)
For each of the Named Executive Officers these amounts represent shares of time-based restricted stock granted pursuant to the long-term incentive award opportunities under the Company’s 2015 LTIP. These 2016 long-term incentive award opportunity shares vest 50% in February 2017 and 50% in February 2018. In addition, the amounts for Messrs. McMullen and Cardin include a grant of 5,000 shares of time-based restricted stock under the Company’s 2015 LTIP, which vest in January 2020, and for Mr. Cardin, the amount also includes a grant of 6,000 shares of time-based restricted stock under the Company’s 2015 LTIP, which vests in August 2018.

(4)
The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and, in the case of the performance shares, are based upon the probable outcome of the applicable performance conditions. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016, for a discussion of the relevant assumptions used in calculating the amounts.

(5)	In connection with his resignation, Mr. McMullen forfeited his 2016 annual incentive award opportunity and 2016 equity grants.

(6)
In connection with his separation from the Company, Mr. Meltzer forfeited 2016 performance awards and one-half of the service-based component under the 2016 long-term incentive awards. As a result of his continued service as Head of Strategy for Advanced Materials & Structures through December 31, 2016, Mr. Meltzer remained eligible to receive his 2016 annual incentive award.

(7)
This amount represents one-half of the 2016 long-term incentive award that was modified by the Company in connection with Mr. Meltzer’s separation from the Company and does not reflect a new equity grant. As noted in the “Compensation Discussion & Analysis,” in 2016, the vesting terms of one-half of the service-based component of Mr. Meltzer’s 2016 long-term incentive award were modified in connection with his separation from the Company to allow him to vest in the award in February 2017, on the original vesting date of the award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016
The following table provides information regarding unvested stock awards held by each of the Named Executive Officers as of December 31, 2016.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value Market Value of Shares or Units of Stock That Have Not Vested ($)(8)

Frédéric P. Villoutreix	53,187(1)	2,421,604

Allison Aden	6,238(2)	284,016

Michel Fievez	8,607(3)	391,877

Daniel Lister	1,0484)	47,715

Robert Cardin	13,292(5)	605,185

Greerson G. McMullen	–(6)	–

Donald Meltzer	1,064(7)	48,444
_______________

(1)
Includes 29,823 shares earned based on the achievement of performance objectives which vested on February 25, 2017, 23,364 shares (8,317 of which vested on February 24, 2017, 6,730 of which vested on February 25, 2017 and 8,317 of which will vest on February 24, 2018), in each case subject to the Named Executive Officer’s continued employment through the applicable vesting date.

(2)
Includes 2,000 shares that will vest on December 21, 2019 and 4,238 shares (2,119 of which vested on February 24, 2017 and 2,119 of which will vest on February 24, 2018), in each case subject to the Named Executive Officer’s continued employment through the applicable vesting date.

(3)
Includes 4,517 shares earned based on the achievement of performance objectives which vested on February 25, 2017, 2,038 shares which vested on February 25, 2017, but will continue to be subject to restrictions on transfer pursuant to requirements under French law until February 2019, and 2,052 shares (1,026 of which vested on February 24, 2017 and 1,026 of which will vest on February 24, 2018), in each case subject to the Named Executive Officer’s continued employment through the applicable vesting date.

(4)
Includes 1,048 shares (524 of which vested on February 24, 2017 and 524 of which will vest on February 24, 2018), subject to the Named Executive Officer’s continued employment through the applicable vesting date.

(5)
Includes 1,163 shares earned based on the achievement of performance objectives which vested on February 25, 2017, 263 shares which vested on February 25, 2017, 866 shares (433 of which vested on February 24, 2017 and 433 of which will vest on February 24, 2018), 5,000 shares which will vest on January 4, 2020 and 6,000 shares which will vest on August 31, 2018, in each case subject to the Named Executive Officer’s continued employment through the applicable vesting date.

(6)	In connection with Mr. McMullen’s separation from the Company, he forfeited his outstanding equity awards.

(7)	Includes 1,064 shares which vested on February 24, 2017 for which the condition of continued employment through the vesting date was waived.

(8)	Value calculated using the December 30, 2016 closing share price of $45.53.

2016 STOCK VESTED TABLE
The following table provides information concerning each vesting of stock during 2016 for each of the Named Executive Officers.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Frédéric P. Villoutreix	18,572	570,406

Allison Aden	–	–

Michel Fievez	2,822	86,325

Daniel Lister	–	–

Robert Cardin	884	27,100

Greerson G. McMullen	2,798	85,936

Donald Meltzer	–	–

2016 PENSION BENEFITS
The following table provides information regarding Mr. Fievez’s pension benefits under the SWM-France defined contribution retirement plan.

Name	Plan	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year

Michel Fievez	Luxembourg Pension	1.3	18,460	–
	SWM France Defined Contribution Retirement Plan	5.5	42,853	–

Mr. Fievez participates in the Company’s supplemental defined pension contribution plan for Luxembourg employees, which was adopted during 2016. This is a social supplemental plan that provides annuitized income to the participant upon retirement, in addition to the standard insured social retirement benefit. The present value of contributions accrued for his benefit, shown in dollars, was converted from Euros at the December 31, 2016 exchange rate of 1.0568.
Prior to his relocation to Luxembourg, Mr. Fievez participated in a national retirement arrangement required by French law. In connection with his relocation, Mr. Fievez’s plan under French law was frozen until Mr. Fievez recommenced active participation in the French plan or until his eligible retirement under French law.

2016 NON-QUALIFIED DEFERRED COMPENSATION
The following table provides information regarding compensation that has been deferred by our Named Executive Officers pursuant to the terms of our Deferred Compensation Plan.

Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)(2)	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)

Frédéric P. Villoutreix	136,687	116,316	208,623	2,401,413
Allison Aden	51,988	11,594	2,040	65,622
Michel Fievez	—	—	—	—
Daniel Lister	—	—	—	—
Robert Cardin	121,799	17,388	28,574	282,950
Greerson G. McMullen	122,948	—	38,578	651,780
Donald Meltzer	83,357	—	6,073	117,120
_______________

(1)
All contributions in 2016 relating to 2016 compensation were reported as compensation in the 2016 Summary Compensation Table. Contributions relating to prior years are not included as 2016 compensation.

(2)	Company contributions to the Deferred Compensation Plan were 401(k) savings plan contributions that exceeded IRS limitations on qualified plan contributions.
Eligible employees may elect to defer up to 25% of their annual salary and up to 50% of their incentive bonus to the Deferred Compensation Plan No. 2, a non-qualified deferred compensation plan established in 2005 to allow participants to defer receipt of compensation and payment of certain income taxes. Eligibility to participate in the Deferred Compensation Plan is limited to “management” and “highly compensated employees” as defined in the Employee Retirement Income Security Act of 1974, as amended. The Company may, with Committee approval, make cash contributions to a participant’s account in the Deferred Compensation Plan.
Amounts deferred into the Deferred Compensation Plan No. 2 by a participating officer, or contributed on the officer’s behalf by the Company, can be invested at the officer’s election in an account that tracks, but does not actually invest in, some of the fund elections available under the Company’s 401(k) savings plan. The participating officer bears the investment risk. The Company makes no guaranty as to the return of the principal amount of any funds deferred or of any income thereon. The funds remain subject to the Company’s creditors while in the Deferred Compensation Plan No. 2.
A participant may elect to receive payment of the vested amount credited to his or her deferral account under the Deferred Compensation Plan No. 2 based on a participant election of a single lump sum or three, five, or ten annual installments. No payments may commence in fewer than five years following the date of the deferral election, except for alternative distributions that may occur in certain defined circumstances including disability, death of participant, separation from service, change of control and unforeseeable emergency, as such terms are defined in the plan. Certain individuals, including plan participants who are Named Executive Officers, must defer distributions from the plan for six months following a separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
On November 2, 2016, the Compensation Committee of the Board adopted and approved the Schweitzer-Mauduit International, Inc. 2016 Executive Severance Plan (the “2016 Plan”) for members of the Company’s senior executive team. New members of the Company’s senior executive team will be covered by the 2016 Plan, while certain grandfathered executive officers will remain covered by the Company’s 2012 Executive Severance Plan (the “2012 Plan”) or the Company’s Executive Severance Plan, as amended and restated in 2008 (the “2008 Plan”). While many of the terms remained the same as the 2012 Plan, the 2016 Plan provides that any benefits triggered by a change of control are subject to an automatic reduction to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code in the event such reduction would result in a better after-tax result for the executive. Mr. Villoutreix remains the only Named Executive Officer eligible to receive a 280G tax gross-up under the Company’s legacy compensation arrangements. Messrs. Cardin and Lister participate in the 2016 Plan, Ms. Aden participates in the 2012 Plan and Messrs. Villoutreix and Fievez participate in the 2008 Plan.
The Company’s severance plans provide that in the event of termination of a participant’s employment with the Company or one of its participating subsidiaries or business units for any reason other than cause, retirement, disability or death within two years after a change of control of the Company, a participant will be entitled to salary and benefit continuation. A change of control is defined as the date as of which: (a) a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, acquires actual or beneficial ownership of shares of the Company having 30% or more of the total number of votes that may be cast for the election of directors of the Company; or (b) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.
In the event of termination as a result of a change of control as of December 31, 2016, certain of the Named Executive Officers employed in the United States (Messrs. Villoutreix, Fievez, Cardin and Lister and Ms. Aden) would generally have been entitled to receive:
i. a cash payment in an amount equal to three times the highest annual compensation (base salary and annual incentive awards) paid or payable within the three year period ending on the date of termination; and
ii. welfare benefits (including, health and dental benefits) from the Company for a period of 3 years.
A participant employed by one of the Company’s non-United States subsidiaries or business units is entitled to essentially the same payments and benefits as a United States participant, subject to certain adjustments which take into account the differences between the respective compensation, benefit and pension plans and programs in the United States and the participant’s place of employment.
Upon a change of control, all restricted stock and stock options granted under the Company’s Restricted Stock Plan and corporate deferred compensation plan contributions that have been granted, but not yet vested as of December 31, 2016, vest automatically. Awards granted under the Company’s 2015 LTIP are subject to double trigger vesting upon a change of control – meaning that both a qualifying termination of employment and a change of control must occur prior to the accelerated vesting of such awards. Under the Company’s annual incentive program, in the event the participant is terminated without cause within two years following a change of control, the participant is entitled to payment of a pro rata portion of the incentive award at the target performance percentage, without regard to achievement of pre-established objectives.
The severance plans also provide that if a Named Executive Officer’s employment with the Company or an affiliate terminates for a reason other than death, retirement, disability, voluntary resignation or cause, in each case, absent a change of control, the Company will pay the Named Executive Officer an amount equal to a severance multiple determined by the Committee at the time the individual is selected for participation. In the case of Messrs. Cardin and Lister, this severance multiple equals one-half times, in the case of Ms. Aden and Mr. Fievez, this multiple equals one-times and, in the case of Mr. Villoutreix, this severance multiple equals two times base salary, payable as a cash lump sum. The severance plans also provide for the continuation of the Company’s welfare benefits for the number of years equal to the severance multiple. A participant cannot receive both this payment as well as compensation under the severance plans’ change of control provisions. Named Executive Officers, other than Mr. Fievez, are also eligible to receive salary continuation in the event of death or disability. In the case of Messrs. Cardin and Lister, the continuation multiple equals one-half times and, in the case of Mr. Villoutreix and Ms. Aden, this continuation multiple equals one times base salary, payable as a cash lump sum.
The Committee establishes the eligibility criteria for participation and, from time to time, designates key employees as participants in the 2016 Plan. Subject to certain conditions, the 2016 Plan may be amended or terminated by resolution of the Board, but no such amendment or termination shall be effective during the two-year period following a change of control of the Company without the consent of all participants.
In addition, in the event of termination, retirement, death or disability, the Named Executive Officer is also entitled to his benefits discussed above under “Non-Qualified Deferred Compensation Plans” and “2016 Pension Benefits,” as applicable.
The maximum amounts payable upon termination pursuant to the applicable severance plan, assuming that a change of control of the Company and/or a qualifying termination of employment had occurred on December 31, 2016, are set forth in the following tables for all Named Executive Officers other than for Mr. McMullen, who separated from the Company, effective October 23, 2016, and Mr. Meltzer, who separated from the Company, effective December 31, 2016. In connection with Mr. McMullen’s separation from the Company, Mr. McMullen forfeited his 2016 annual incentive award and outstanding equity awards.
As noted above, Mr. Meltzer served as Executive Vice President, Advanced Materials & Structures through July 4, 2016 and as an employee of the Company in the position of Head of Strategy for Advanced Materials & Structures through December 31, 2016. During his service as Head of Strategy for Advanced Materials & Structures, Mr. Meltzer continued to receive his annual base salary and remained eligible to receive his 2016 annual incentive award in accordance with the terms of the 2016 annual incentive program. In addition, in connection with his separation, the Committee waived the service-based vesting requirement under one-half of Mr. Meltzer’s 2016 long-term incentive awards. Pursuant to the terms of the modified award, Mr. Meltzer vested in one-half of the 2016 service-based component of the 2016 long-term incentive awards in February 2017, on the original vesting date of the award (estimated value, based on December 30, 2016 closing price, of $48,444).  Absent this modification, Mr. Meltzer would have forfeited the award upon his separation from the Company. Mr. Meltzer did not receive any additional compensation in connection with his departure from the Company.

Potential Payments to Frédéric P. Villoutreix upon Retirement,
Termination or Change of Control as of December 31, 2016

Executive Benefits and Payments Upon Termination	Type of Payment	Early Retirement ($)	Normal Retirement ($)	Involuntary Not for Cause Termination ($)	Termination as a Result of Change of Control ($)	Death or Disability ($)	Change of Control ($)

Compensation:

Base Salary	Lump sum cash	–	–	1,655,004	2,482,506	703,377	–

Incentive Compensation

Short-Term Incentive	Lump sum cash	–	–	–	4,095,150	955,535	–

Long-Term Incentive – Performance Shares & Restricted Stock	Shares	–	–	2,421,604	2,421,604	2,421,604	1,664,258

Benefits Perquisites:

Health Care	–	–	–	–	55,800	–	–

Dental Care	–	–	–	–	5,804	–	–

Disability Benefits	–	–	–	–	19,751	–	–

Life Insurance	–		–	–	5,934	1,000,000	–

Excess 401(k) in Deferred Comp	Lump sum benefit	116,316	116,316	116,316	116,316	116,316	116,316

Tag Gross-Ups	–	–	–	–	878,575	–	–

Total Executive Severance		116,316	116,316	4,192,924	10,081,440	5,196,832	1,780,574

Potential Payments to Allison Aden upon Retirement,
Termination or Change of Control as of December 31, 2016

Executive Benefits and Payments Upon Termination	Type of Payment	Early Retirement ($)	Normal Retirement ($)	Involuntary Not for Cause Termination ($)	Termination as a Result of Change of Control ($)	Death or Disability ($)	Change of Control ($)

Compensation:

Base Salary	Lump sum cash	–	–	440,000	1,320,000	374,000	–

Incentive Compensation

Short-Term Incentive	Lump sum cash	–	–	–	1,149,015	268,104	–

Long-Term Incentive – Performance Shares & Restricted Stock	Shares	–	–	96,478	96,478	96,478	–

Restricted Stock	Shares	–	–	22,765	–	91,060	–

Benefits Perquisites:

Health Care	–	–	–	–	32,400	–	–

Dental Care	–	–	–	–	1,626	–	–

Disability Benefits	–	–	–	–	14,723	–	–

Life Insurance	–		–	–	1,860	500,000	–

Excess 401(k) in Deferred Comp	Lump sum benefit	11,594	11,594	11,594	11,594	11,594	11,594

Total Executive Severance		11,594	11,594	570,837	2,627,696	1,341,236	11,594

Potential Payments to Michel Fievez upon Retirement,
Termination or Change of Control as of December 31, 2016(1)

Executive Benefits and Payments Upon Termination	Type of Payment	Early Retirement ($)	Normal Retirement ($)	Involuntary Not for Cause Termination ($)	Termination as a Result of Change of Control ($)	Death or Disability ($)	Change of Control ($)

Compensation:

Base Salary	Lump sum cash	–	–	397,284	1,191,852	–	–

Incentive Compensation:

Short-Term Incentive	Lump sum cash	–	–	–	1,170,969	390,323	–

Long-Term Incentive – Performance Shares & Restricted Stock	Shares	–	391,877	391,877	391,877	391,877	252,054

Benefits and Perquisites:

Health Care		–	–	3,719	11,157	–	–

Dental Care		–	–	–	–	–	–

Disability Benefits				–		–	–

Life Insurance		–	–	6,436	19,308	–	–

Accrued Vacation Pay	Lump sum cash	–	–	33,107	99,321	33,107	–

Additional payment based on participation in Luxembourg defined contribution pension plan (mandated pension plan)	Lump sum benefit	19,509	19,509	19,509	58,526	19,509	19,509

Total Executive Severance		19,509	411,386	851,932	2,943,010	834,816	271,563
_______________

(1)	Mr. Fievez’s compensation is paid in Euros. The amounts reported in this column have been converted at the December 31, 2016 exchange rate of 1.0568 Euros to the U.S. dollar for 2016.

Potential Payments to Daniel Lister upon Retirement,
Termination or Change of Control as of December 31, 2016

Executive Benefits and Payments Upon Termination	Type of Payment	Early Retirement ($)	Normal Retirement ($)	Involuntary Not for Cause Termination ($)	Termination as a Result of Change of Control ($)	Death or Disability ($)	Change of Control ($)

Compensation:

Base Salary	Lump sum cash	–	–	212,500	1,275,000	212,500	–

Incentive Compensation

Short-Term Incentive	Lump sum cash	–	–	–	376,254	87,793	–

Long-Term Incentive – Performance Shares & Restricted Stock	Shares	–	–	–	23,858	23,858	–

Benefits Perquisites:

Health Care	–	–	–	13,944	83,664	–	–

Dental Care	–	–	–	967	5,804	–	–

Disability Benefits	–	–	–	2,454	14,723	–	–

Life Insurance	–		–	310	1,860	500,000	–

Excess 401(k) in Deferred Comp	Lump sum benefit	–	–	–	–	–	–

Total Executive Severance		–	–	230,175	1,781,163	824,151	–

Potential Payments to Robert Cardin upon Retirement,
Termination or Change of Control as of December 31, 2016

Executive Benefits and Payments Upon Termination	Type of Payment	Early Retirement ($)	Normal Retirement ($)	Involuntary Not for Cause Termination ($)	Termination as a Result of Change of Control ($)	Death or Disability ($)	Change of Control ($)

Compensation:

Base Salary	Lump sum cash	–	–	155,889	935,331	155,889	–

Incentive Compensation:

Short-Term Incentive	Lump sum cash	–	–	–	901,659	210,387	–

Long-Term Incentive – Performance Shares& Restricted Shares	Shares	–	–	84,640	84,640	84,640	64,926

Restricted Stock	Shares	–	–	126,673	–	500,830	–

Benefits and Perquisites:

Health Care		–	–	13,944	83,664	–	–

Dental Care		–	–	592	3,554	–	–

Disability Benefits		–	–	2,121	12,725	–	–

Life Insurance		–	–	310	1,860	500,000	–

Excess 401(k) in Deferred Comp	Lump sum benefit	17,388	17,388	17,388	17,388	17,388	17,388

Total Executive Severance		17,388	17,388	401,557	2,040,821	1,469,134	82,314

Compensation of Directors

2016 Compensation of Directors
Every other year, the Compensation Committee reviews pay to non-employee directors to evaluate whether non-employee director compensation is consistent with market practices. In 2015, the Compensation Committee retained Willis Towers Watson, the Committee’s independent compensation consultant, to perform an Outside Director Pay Review based on publicly stated non-employee director compensation at the same peer group of companies examined in the 2013 executive competitive compensation analysis. The 2015 pay review concluded that total non-employee director compensation at the Company ranked at approximately the 25th percentile of peers and was 13% below the peers on a dollar value basis. Accordingly, the Compensation Committee determined, in consultation with Willis Towers Watson, to recommend to the Board that non-employee director compensation be brought closer to the targeted market median. Based on such recommendation, the Board determined that non-employee directors would receive the following compensation for their service on the Board and its committees, for the January 1, 2016 - December 31, 2017 period.

•	An annual Board retainer of $80,000 in stock plus $60,000 in cash. Stock grants are paid quarterly, with valuations based on the closing price on the trading day immediately preceding the grant date.

•	Additional pay for the lead non-management director is $20,000 per year.

•	Directors who serve on committees receive an additional annual retainer, paid quarterly as follows:

•	Audit Committee: $30,000 for Chair; $15,000 for other members

•	Compensation Committee: $20,000 for Chair; $10,000 for other members

•	Nominating & Governance Committee: $15,000 for Chair; $10,000 for other members
A director who is an officer or an employee of the Company or any of its subsidiaries or affiliates does not receive any fees for service as a member of the Board, but is reimbursed for expenses incurred as a result of such service. Each non-employee director earned the following compensation in 2016 in addition to reimbursement of his or her actual and reasonable travel expenses.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total

Claire L. Arnold	$80,000	$80,000	$160,000

K.C. Caldabaugh	$90,000	$80,000	$170,000

William A. Finn	$85,000	$80,000	$165,000

Heinrich Fischer	$70,000	$80,000	$150,000

Jeffrey K. Keenan(3)	$65,334	$67,912	$133,246

John D. Rogers(4)	$103,846	$80,000	$183,846

Anderson D. Warlick(4)	$86,154	$80,000	$166,154
_______________

(1)
Frédéric Villoutreix is not included in this table as he is an employee of the Company and receives no additional compensation for his service as a director. The 2016 compensation received by Mr. Villoutreix as an employee of the Company is shown in the 2016 Summary Compensation Table.

(2)
As of December 31, 2016, the total number of stock awards outstanding per director, in the form of shares or share units, were as follows: Ms. Arnold 64,763; Mr. Caldabaugh 37,131; Mr. Finn 23,423; Mr. Fischer 5,275; Mr. Keenan 3,959; Mr. Rogers 20,103 and Mr. Warlick 25,408. These totals also include accumulated dividends on stock units.

(3)
Mr. Keenan was appointed to the Board of Directors and the Audit Committee, both effective as of February 25, 2016, and the Nominating & Governance Committee, effective November 1, 2016, and received prorated cash compensation for his service on each committee, respectively.

(4)
Effective April 2016, Mr. Rogers succeeded Mr. Warlick as the lead non-management director, and each of Messrs. Rogers and Warlick received prorated cash compensation for his service as lead non-management director, respectively.

U.S. directors may elect to defer all or part of their compensation to the Deferred Compensation Plan No. 2 for Non-Employee Directors, a non-qualified, deferred compensation plan established in 2005 to allow participants to defer receipt of compensation and payment of certain federal and state income taxes. Each participating director has an individual deferral account that is credited with cash or stock units, which include accumulated dividends. Cash credits accrue market-based investment earnings. The stock units do not have any voting rights. Because of regulatory changes, Deferred Compensation Plan No. 2 replaced the Deferred Compensation Plan for Non-Employee Directors in effect from 2000 to 2004, which operated in a similar manner. The earlier plan was frozen as of December 31, 2004 to stop the accrual of additional unvested benefits, other than market-based investment earnings or losses on individual account balances as of that date. The Company provides no guaranty of repayment of the principal amount deferred or of any earnings on the participants’ account balances in either plan.

CORPORATE GOVERNANCE
Board of Directors and Standing Committees
Board Leadership Structure
The Board is led by the Chairman of the Board (the “Chairman”); currently, that person is also the Chief Executive Officer. The Board believes that whether one person should simultaneously occupy the offices of Chairman of the Board and Chief Executive Officer should be determined by the Board in its business judgment, on a periodic basis, including at any time there is a vacancy in either position, after considering relevant factors at the time, such as the specific needs of the business and the best interests of the Company and its stockholders. The Company believes that Mr. Villoutreix possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to ensure that the Board’s time and attention are focused on the most critical matters facing the Company. Mr. Villoutreix’s combined role also ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently. When the same person holds the Chairman and Chief Executive Officer roles or when the Chairman is not independent, the independent directors elect a Lead Non-Management Director for a two-year term, and after two of such terms, he or she becomes ineligible to stand for re-election to that position for at least one term. On April 21, 2016, John D. Rogers was elected for a two-year term as the Lead Non-Management Director.
The Chairman collaborates with the Lead Non-Management Director in establishing the Board’s meeting schedule and agendas. The Lead Non-Management Director presides at all meetings of the Board at which the Chairman is not present and at all executive sessions of the non-management or independent directors. The Lead Non‑Management Director has the authority to call meetings of the non-management or independent directors. The Lead Non-Management Director acts as liaison between the Chairman and the independent directors.
The Lead Non-Management Director or non-management directors as a group can retain such independent experts they deem to be necessary or desirable, with the costs borne by the Company. There is also total freedom of communication between any director and the Chairman and Chief Executive Officer and any other member of management, and such communications are not required to go through the Lead Non-Management Director or the Chairman, in the case of director communication with other members of management. The Lead Non-Management Director will be available for consultation and direct communication if requested by any major stockholder of the Company.
The Board has functioned with this structure and in this manner for a number of years and has to-date found that it provides an appropriate balance to the functioning of the Board in addressing its oversight functions, consideration and understanding of the tactical and strategic matters that must be understood and addressed by the Board and between the respective interests of the Company and its stockholders.
Director Independence
The Board unanimously adopted the following standard for director independence at its December 2002 meeting:
An independent director is a person who is free from any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually the Board will assess the independence of each non-management director based on the existence or absence of a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The following persons shall not be considered independent:
a.    A director who is employed by the Company or any of its affiliates for the current year or any of the past five years.
b.    A director who is, or in the past five years has been, affiliated with or employed by a (present or former) auditor of the Company (or of an affiliate).

c.    A director who is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director.
d.    A director who is, or in the past five years has been, a Family Member of an individual who was employed by the Company or any of its affiliates as an executive officer. The term “Family Member” shall mean a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than household employees) who shares such person’s home.
e.    A director who, during the current fiscal year or any of the past five fiscal years, personally provided services to the Company or its affiliates that had an annual value in excess of $60,000; or who was paid or accepted, or who has a non-employee Family Member who was paid or accepted, any payments from the Company or any of its affiliates in excess of $60,000 other than compensation for board service, benefits under a tax-qualified retirement plan, or non‑discretionary compensation.
f.    A director who is a partner in, or a controlling stockholder or an executive officer of, any organization (profit or non-profit) to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) that exceed one percent (1%) of the recipient’s annual consolidated gross revenues in the current year or any of the past five fiscal years; unless, for provisions (e) and (f), the Board expressly determines in its business judgment that the relationship does not interfere with the director’s exercise of independent judgment.
Based on the foregoing standard, as well as the applicable standards for independence articulated by the NYSE and the SEC, the Board affirmatively determined that the following current and former directors and director nominee met the applicable independence standards:

Claire L. Arnold	Jeffrey J. Keenan

K.C. Caldabaugh	Marco Levi

William A. Finn	John D. Rogers

Heinrich Fischer	Anderson D. Warlick

Mr. Villoutreix is a member of management and is not independent.
Financial Experts
The Board affirmatively determined by resolution, dated February 23, 2017, that Ms. Arnold and Messrs. Caldabaugh, Finn, Keenan and Rogers each qualify as “audit committee financial experts” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.
Standing Committees
Each of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee is a “Standing Committee” of the Board. Each Standing Committee is composed entirely of independent directors.
The following table lists the current members, principal functions and meetings held in 2016 for each of the Standing Committees:

Members	Principal Functions	Meetings in 2016

Audit Committee John D. Rogers (Chair) K.C. Caldabaugh William A. Finn Jeffrey J. Keenan No member serves on the audit committee of more than three public companies, including the Company’s Audit Committee.	• Recommend to the Board the appointment of outside auditors to audit the records and accounts of the Company	9
	• Retain and compensate outside auditors
	• Review scope of audits, provide oversight in connection with internal control, financial reporting and disclosure systems
	• Monitor the Company’s compliance with legal and regulatory requirements
	• The nature and scope of the Committee’s responsibilities are set forth in further detail under the caption “Audit Committee Report”

Compensation Committee Claire L. Arnold (Chair) William A. Finn Anderson D. Warlick	• Evaluate and approve executive officer compensation	9
	• Review compensation strategy, plans and programs and evaluate related risk
	• Evaluate and make recommendations on director compensation
	• The nature and scope of the Committee’s responsibilities are set forth in further detail under the caption “Compensation Discussion & Analysis”

Nominating & Governance Committee K.C. Caldabaugh (Chair) Jeffrey J. Keenan Anderson D. Warlick		7
	• Review and recommend to the Board candidates for election by stockholders or to fill any vacancies on the Board; evaluate stockholder nominees
	• Oversee the Board, Board Committee and individual director evaluation processes
	• Evaluate, monitor and recommend changes in the Company’s governance policies
•    Oversee and report to the Board on the succession planning process with respect to directors and the Chief Executive Officer, including review of a transition plan in the event of an unexpected departure or incapacity of the Chief Executive Officer

Director Attendance
The Board met 7 times in 2016. No director then in office attended fewer than 75 percent of the aggregate of the meetings of the Board and the committees on which the director served.
The Company encourages members of the Board to attend each Annual Meeting and seven directors who were then in office attended the Annual Meeting held on April 21, 2016.

Director Training
From time to time, directors participate in the Company’s compliance training programs and in programs directed specifically to the due and proper execution of their duties as directors. In 2012, the Board adopted a Policy on Orientation and Continuing Education for Board Members as part of the Company’s Corporate Governance Guidelines. The policy requires orientation for new directors and ongoing presentations and training for existing directors, as well as periodic reports on continuing education to the Nominating & Governance Committee.
Board Exercise of Risk Oversight
The Board exercises oversight of enterprise risk at a number of levels and utilizes formal and informal mechanisms to do so.
The Audit Committee plays a material role in oversight of financial, disclosure and liquidity risk issues and oversees the internal control mechanisms used by management in both the financial and non-financial areas. Virtually every Audit Committee meeting includes items relating to risk review, including ongoing review of financial results, control issues, compliance audit processes and results, debt covenant compliance, hedging activities and liquidity measures. The Audit Committee has regular interaction with the Company’s independent auditors throughout the year, including executive sessions to address internal control and other matters.
The Nominating & Governance Committee regularly assesses the Company’s governance controls. It also undertakes an ongoing review of succession planning, including to assure an appropriate process exists to find appropriately qualified replacement directors as needed for the Board and its committees and to maintain the continuity of management.
The Compensation Committee assesses compensation design and levels from the perspectives of market reasonableness and appropriateness to the objectives of retaining the quantity and level of management expertise and depth required for the successful execution of the Company’s business goals. The Compensation Committee also assesses the risk posed by the Company’s compensation program design and practices and the probability that they might result in adverse impacts on the Company.
The Board as a whole regularly reviews financial performance and risks to that performance, competitive market situations, risks to operations and operating capabilities, regulatory change and strategic planning. These reviews are provided through regularly scheduled financial and operations reviews and regular Committee Chair reports to the Board. More in-depth reviews are provided periodically on selected topics, e.g., litigation and regulatory compliance, customer satisfaction and performance assessments and strategic planning. In 2011, the Company created an internal audit department, and in 2013, the Company established an Enterprise Risk Management (“ERM”) function to oversee the development, implementation and ongoing refinement of a comprehensive ERM program.
Corporate Governance Documents
We have adopted a code of conduct (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and other persons performing similar functions. The Code of Conduct is posted on the Governance page of the Company’s website at http://www.s http://www.swmintl.com/our-company/governancewmintl.com/our-company/governance. To the extent required under applicable SEC and NYSE rules, any waivers of, or changes to, the Code of Conduct will be posted on our website or otherwise publicly disclosed. In addition, copies of the Company’s Corporate Governance Guidelines and the charters for each of the Standing Committees can also be found on the Governance page of the Company’s website at http://www.swmintl.com/our-company/governance. In addition, the Company’s Standard for Director Independence is available on the Governance page of the Company’s website at http://www.swmintl.com/our-company/governance. Copies of these documents may also be obtained by directing a written request to the Investor Relations Department at Schweitzer-Mauduit International, Inc., 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022.

Transactions with Related Persons
The Board has adopted written policies and procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which the Company was or is to be a participant and in which any director or executive officer of the Company, any nominee for director, or any immediate family member of the foregoing has or will have a material interest as contemplated by Item 404(a) of Regulation S-K (each such transaction, a “Related Person Transaction”). Under these policies and procedures, the Audit Committee or a subcommittee of the Board consisting entirely of independent directors reviews the transaction and either approves or rejects the transaction after taking into account the following factors:

•	Whether the proposed transaction is on terms that are at least as favorable to the Company as those achievable with an unaffiliated third party;
•    Size of the transaction and amount of consideration;
•    Nature of the interest;
•    Whether the transaction involves a conflict of interest;
•    Whether the transaction involves services available from unaffiliated third parties; and
•    Any other factors that the Audit Committee or subcommittee deems relevant.
The policy does not apply to (a) compensation and related person transactions involving a director or an executive officer solely resulting from that person’s service as a director or employment with the Company so long as the compensation is approved by the Board (or an appropriate committee thereof), (b) transactions involving the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority or (c) any other categories of transactions currently or in the future excluded from the reporting requirements of Item 404(a) of Regulation S-K.
Since January 1, 2016, the Company has not participated in any Related Person Transaction.

PROPOSAL TWO
RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Selection of the Independent Registered Public Accounting Firm
The Audit Committee has recommended and the Board has selected Deloitte & Touche LLP (“Deloitte & Touche”) to serve as the Company’s independent registered public accounting firm (the “outside auditor”) for fiscal year 2017. Although it is not required to do so, the Audit Committee is asking our stockholders to ratify the Board’s selection of Deloitte & Touche. If our stockholders do not ratify the selection of Deloitte & Touche, the Board may reconsider its selection. Even if the selection is ratified by our stockholders, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interest of the Company and its stockholders.
Representatives of Deloitte & Touche will be at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they wish to do so.
Board Recommendation
The Board of Directors and the Audit Committee unanimously recommend a vote FOR ratification of the selection of Deloitte & Touche as our outside auditor for fiscal year 2017.
Information Regarding the Independent Registered Public Accounting Firm
Audit, Audit Related, Tax and All Other Fees
The following table summarizes the aggregate fees relating to amounts billed to the Company by its outside auditor, Deloitte & Touche, the member firm of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”), for the fiscal years ended December 31, 2016 and 2015:

	2016	2015

Audit Fees(1)	$1,398,627	$1,392,994
Audit-Related Fees(2)	106,900	1,295,000
Total Audit and Audit-Related Fees	1,505,527	2,687,994
Tax Compliance Services(3)	408,750	34,060
Tax Consulting and Planning Services(4)	1,008,380	—
Total Tax Fees	1,417,130	34,060
All Other Fees(5)	2,000	39,922
Total Fees	$2,924,657	$2,761,976
_______________

(1)
Includes fees billed for professional services rendered in connection with the audit of the annual financial statements, audit of the Company’s internal control over financial reporting and management’s assessment thereof, review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services provided for statutory and regulatory filings or engagements, including those associated with one of our 50% owned joint ventures in China.

(2)	Includes fees incurred for assurance and related services and consultation on regulatory matters or accounting standards.

(3)	Includes fees incurred for tax return preparation and compliance.

(4)	Includes non-audit fees incurred for tax advice and tax planning which represent 53% of audit and tax compliance service fees.

(5)	Includes all other fees not included in the above categories.

Pre-approval Policies and Procedures
All of the services listed above and performed by the outside auditor were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. These procedures describe the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the outside auditor may perform. The procedures require that prior to the beginning of each fiscal year, a description of the services (the “Service List”) in each of the Disclosure Categories expected to be performed by the outside auditor in the following fiscal year be presented to the Audit Committee for pre-approval.
Services provided by the outside auditor during the following year that are included in the Service List are pre-approved by the Audit Committee in accordance with its pre-approval policy and procedures. Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Pre-approval is typically reviewed and granted at regularly scheduled meetings of the Audit Committee; however, the authority to grant specific pre-approval between meetings, if necessary, has been delegated, subject to certain dollar limitations, to the Chairman of the Audit Committee. In the event of specific pre-approval granted by the Chairman between meetings of the Audit Committee, the Chairman is required to update the Audit Committee at its next regularly scheduled meeting on such grant.
In addition, although not required by the rules and regulations of the SEC, the Audit Committee is provided a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the outside auditor when time is of the essence. The policy does not contain a de minimis provision that would provide retroactive approval for permissible non-audit services under certain circumstances.
On a periodic basis, the Audit Committee reviews the status of services and fees incurred to-date against the Service List and the forecast of remaining services and fees for the applicable fiscal year.

AUDIT COMMITTEE REPORT
The following report summarizes the Audit Committee’s actions during 2016. This report shall not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
In accordance with its written charter, the Audit Committee assists the Board of Directors by overseeing and monitoring:

(1)	the integrity of the Company’s financial statements;

(2)	the Company’s compliance with legal and regulatory requirements;

(3)	the outside auditor’s qualifications and independence; and

(4)	the performance of the Company’s internal control function, its system of internal and disclosure controls, and the outside auditor.
The members of the Audit Committee meet the applicable independence and experience requirements of the SEC and the NYSE and the standards for determining a director’s independence adopted by the Board.
During 2016, the Audit Committee met nine times.
The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2016 with management and Deloitte & Touche, the Company’s outside auditor. Management is responsible for the preparation of the Company’s financial statements, and the outside auditor is responsible for conducting an audit of such financial statements.
The Audit Committee has received from the outside auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the outside auditor’s communications with the Audit Committee concerning independence, has discussed the independence of the outside auditor with the outside auditor and has satisfied itself as to the outside auditor’s independence.
The Committee reviewed with the outside auditor its audit plans, audit scope and identification of audit risks. The Audit Committee also discussed with management and the outside auditor the quality and adequacy of the Company’s internal control function and its system of internal and disclosure controls.
The Audit Committee discussed and reviewed with the outside auditor all communications required by SEC regulations and by the standards of the Public Company Accounting Oversight Board (United States), and, with and without management present, discussed and reviewed the results of the outside auditor’s examination of the financial statements.
The Audit Committee discussed, reviewed and monitored the Company’s plans and activities related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 on a regular basis.
Based on the above-mentioned reviews and discussions with management and the outside auditor, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10‑K for the fiscal year ended December 31, 2016 for filing with the SEC. The Audit Committee also recommended the reappointment of the outside auditor, and the Board concurred with such recommendation.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

John D. Rogers (Chairman)
K.C. Caldabaugh
William A. Finn
Jeffrey J. Keenan

PROPOSAL THREE
NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Board is providing our stockholders with an advisory vote on Executive Compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on executive compensation paid to our Named Executive Officers as disclosed pursuant to Regulation S-K, including in the “Compensation Discussion & Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes set forth on pages 14 to 25.
As described in detail in the Compensation Discussion & Analysis, our executive compensation programs are generally designed to:

(i)
attract, retain and motivate a skilled management team to successfully implement the Company’s near and long-term goals that are tied to the key drivers of our financial and operational performance; and

(ii)	to align the interest of our Named Executive Officers with the interests of our stockholders.
As explained in the Compensation Discussion & Analysis, we believe that these goals have been met in a manner that does not subject the Company to unreasonable risk and that reflects fair and reasonable levels of compensation, using the competitive market median as the appropriate benchmark which in turn is developed by reference to market data regarding comparable companies and executive positions that include the same companies that RiskMetrics utilizes to assess our Company for proxy vote advisory purposes.
As supported by the results achieved and summarized on pages 20 to 23, we believe that the executive team has performed well for stockholders in 2016 and that the division of the benefits of the Company’s 2016 performance has been reasonably allocated with those benefits most heavily retained for stockholders.
Accordingly, the Board recommends that our stockholders vote for the “say-on-pay” vote as set forth in the following resolution:
RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion & Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes.
Stockholders are not ultimately voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on SWM with respect to future executive compensation decisions, including those relating to its Named Executive Officers, or otherwise. The Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.
Board Recommendation
The Board of Directors unanimously recommends a vote FOR the approval of the advisory resolution relating to the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL FOUR
NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under Section 14A of the Exchange Act pursuant to the Dodd-Frank Act, the Board is asking SWM’s stockholders to indicate the frequency with which they believe an advisory vote on executive compensation, or a “say-on-pay” vote, should occur. Stockholders may indicate whether they prefer that we hold a “say-on-pay” vote every three years, every two years or every one year, or they may abstain from this vote.

The Board, on recommendation of the Compensation Committee, has determined that a “say-on-pay” vote every three years is the best approach for our Company and our stockholders. As described in the section titled “Compensation Discussion & Analysis,” the Company’s executive compensation program is designed to motivate executives to achieve short- and long-term corporate goals that enhance stockholder value. The Board believes that a triennial vote is appropriate in light of the Company’s compensation practices. Accordingly, the Board recommends that our stockholders vote for a frequency of every THREE YEARS when voting on the advisory vote on the frequency of a “say-on-pay” vote as set forth in the following resolution:

RESOLVED, that our stockholders approve, on an advisory basis, that the frequency with which they prefer to have a “say-on-pay” vote is:

•	every three years;

•	every two years;

•	every one year; or

•	abstain from voting
Stockholders are not ultimately voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, it is not binding on SWM and the Compensation Committee and Board may decide that it is in the best interest of the Company and the stockholders to hold a “say-on-pay” vote more or less frequently than the preference receiving the highest number of votes of our stockholders. The Compensation Committee and Board expect to take into account the outcome of the vote when considering the frequency of “say-on-pay” votes.
Board Recommendation
The Board of Directors unanimously recommends a vote for a frequency of every THREE YEARS as the frequency of the non-binding advisory vote regarding executive compensation for our Named Executive Officers.

Sustainability Disclosure
We received a stockholder resolution from the Province of St. Joseph of the Capuchin Order (the “Province”), based in Milwaukee, Wisconsin. It asked that the Company adopt time-bound, quantitative, company-wide, science-based goals (SBT) for reducing total greenhouse gas (GHG) emissions, taking into account the goals of the Paris Climate Agreement, and report by January 1, 2018 on its plans to achieve these goals.
Upon reception of the resolution, we had constructive communications with its proponents. We explained that, although we cannot now commit to these goals because of the significant acquisition activity taking place at the Company, we believe the Company is moving in a direction that is consistent with the goals set forth in the stockholder proposal. Our sustainability plan has an objective to reduce emissions by 10% by 2020, relative to 2015 levels. While we do not know whether this would qualify as a science-based target, the Company is interested to pursue strategic goals in GHG emissions, and recognizes the value of clear science-based GHG reduction targets.
We are committed to work with the Province and any other concerned stockholders in pursuit of the adoption of a science-based target for GHG emissions reduction, and hope to announce our intent to adopt a SBT by November 1, 2018.
OTHER INFORMATION
Stockholder Proposals and Director Nominations for the 2018 Annual Meeting
Stockholder proposals to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2018 Annual Meeting of Stockholders must be received by the Company’s General Counsel and Secretary at the Company’s principal executive office no later than November 17, 2017. All proposals for inclusion in the Company’s proxy statement must comply with all of the requirements of Rule 14a-8 under the Exchange Act.
Pursuant to Paragraphs 15 and 19 of the Company’s By-Laws, stockholders must give advance notice of other business to be addressed, or nominations for director, at the 2018 Annual Meeting not earlier than December 21, 2017 and not later than January 20, 2018. All proposals and nominations must comply with all of the requirements set forth in the Company’s By-Laws, a copy of which may be obtained from the Company’s General Counsel and Secretary.
Annual Report on Form 10‑K and Proxy Statement
The Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2016 (including the consolidated financial statements and schedules thereto, but excluding exhibits) has been included with the mailing of this Proxy Statement to stockholders of record and beneficial holders as of February 23, 2017. Additional copies of the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2016 (excluding exhibits) will be provided without charge to each stockholder requesting such copies in writing. The written request should be directed to the Investor Relations Department at Schweitzer-Mauduit International, Inc., 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022. In addition, the Annual Report on Form 10‑K, Notice of Meeting, Proxy Statement and form of proxy are available on the Company’s website at www.swmintl.com.
Communicating with the Board
Stockholders and interested parties may communicate directly with the Board or any of its members, including the Lead Non-Management Director, the Chairman of the Audit Committee and the independent directors as a group, by telephonic or written communication as set forth below. Each communication intended for the Board or any of its members and received by the Corporate Secretary that is related to the operation of the Company will be forwarded to the designated person. The Corporate Secretary may screen communications solely for the purpose of eliminating communications that are commercial in nature or not related to the operation of the Company and conducting appropriate security clearance. All communications relating to the operation of the Company shall be forwarded to the designated recipient in their entirety.

If by phone:	A voice mail message may be left identifying the individual to whom it is directed by calling (866) 528-2593. This is a toll free call and is monitored and accessible by the office of the

Corporate Secretary of the Company. Messages received on this line will be maintained in confidence to the extent practicable.

If by mail:
A sealed envelope prominently marked “Confidential” on the outside of the envelope that is directed to the attention of any director(s), including the Lead Non-Management Director, the Chairman of the Audit Committee or the independent directors as a group, as appropriate, may be mailed to:

Corporate Secretary
Schweitzer-Mauduit International, Inc.
100 North Point Center East–Suite 600
Alpharetta, Georgia 30022
YOUR VOTE IS IMPORTANT
You are encouraged to let us know your preferences by marking the appropriate boxes on the enclosed proxy card or by voting over the Internet.

0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

COMMON STOCK PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Stockholders, April 20, 2017

The undersigned hereby appoints RICARDO NUÑEZ and ALLISON ADEN, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of Schweitzer-Mauduit International, Inc. (the "Company") held of record by the undersigned on February 23, 2017, at the Annual Meeting of Stockholders of the Company, to be held at the Company's headquarters, 100 North Point Center East, Suite 600, Alpharetta, GA 30022 at 11:00 a.m. local time, on Thursday, April 20, 2017, and any adjournment or postponement thereof. **If no designation is made, the proxies will vote the shares as the Board of Directors recommends: "FOR" the election of each of the director nominees named in Proposal 1, "FOR" Proposals 2 and 3, and a frequency of "EVERY THREE YEARS" for Proposal 4.**

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

April 20, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card are available at www.swmintl.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20333040000000001000 1 042017

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, "FOR" PROPOSALS 2 AND 3, AND "EVERY THREE YEARS" FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class I Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Claire L. Arnold
- ○ Jeffrey J. Keenan
- ○ Marco Levi

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	3 years	2 years	1 year	ABSTAIN
4. To hold a non-binding advisory vote to approve the frequency of the advisory vote regarding executive compensation.	☐	☐	☐	☐

NOTE: The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2016 Annual Report to Stockholders.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please mark here if you plan to attend the meeting. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.